Exhibit 10.25

DEVELOPMENT MANAGEMENT AGREEMENT

(Hunters Point Shipyard Phase 1)

July 2, 2016

			Page

Article 1		Definitions	1

Article 2		Engagement and Services of Manager	8

	2.1	Engagement	8

	2.2	Acceptance of Engagement and Performance Standard	8

	2.3	Specifically Included Services	9

	2.4	Specifically Excluded Services	9

	2.5	Reporting	9

	2.6	Manager Personnel and Representatives	10

	2.7	Compliance with Laws	10

	2.8	Compliance with Project Requirements	11

	2.9	Appointment as Authorized Representative and Delegation of Authority	11

	2.10	Manager Not Obligated to Execute Project Contracts	11

	2.11	Services Following Completion	11

	2.12	Hazardous Materials	12

Article 3		Payment of Development Costs; Financial Assurances	12

	3.1	Responsibility for Development Costs	12

	3.2	Payment Processing Deadlines and Protocols	12

	3.3	Payment of Development Costs	12

	3.4	Reimbursement	12

	3.5	Financial Assurances	13

Article 4		HPS’ Responsibilities	13

	4.1	Cooperation of HPS	30

	4.2	HPS Submittals	13

	4.3	HPS Personnel and Representatives	13

	4.4	Defects	14

	4.5	Contract Documents; Indemnity Provisions	14

Article 5		Budgets and Compensation and Schedule of Performance	14

	5.1	Budgets	14

	5.2	Compensation	15

	5.3	Schedule of Performance	16

Article 6		Duration, Termination, Default	16

	6.1	Duration	16

i

(continued)

ii

(continued)

			Page

	12.10	Time	33

	12.11	Further Acts	33

	12.12	Authority	33

	12.13	Effectiveness of Agreement	34

	12.14	Counterparts	34

	12.15	Confidentiality	34

	12.16	Survival	34

	12.17	Costs and Expenses	34

	12.18	Notices	34

Exhibit A		Intentionally Blank
Exhibit B		Schedule of Performance
Exhibit C		Included Services
Exhibit D		Excluded Services
Exhibit E		HPS and Manager Representatives
Exhibit F		Initial Budget
Exhibit G		Payment Processing Deadlines and Protocols
Exhibit H		HPS Submittals Protocols
Exhibit I		Form of Manager Guaranty

iii

DEVELOPMENT MANAGEMENT AGREEMENT

(Hunters Point Shipyard Phase 1)

This DEVELOPMENT MANAGEMENT AGREEMENT (HUNTERS POINT SHIPYARD PHASE 1) (as amended from time to time in accordance herewith, this “Agreement”) is made and entered into as of July 2, 2016 (the “Effective Date”), by and between HPS DEVELOPMENT CO., LP, a Delaware limited partnership (“HPS”), and The Newhall Land and Farming Company, LLC, a Delaware limited liability company (“Manager”). Certain capitalized terms used in this Agreement are defined or cross-referenced in Article 1. The Parties are entering into this Agreement with reference to the following facts and circumstances:

RECITALS

A. Under the Master DDA, HPS serves as the “master developer” of certain real property in the City of San Francisco, California commonly known as Phase 1 of the Hunters Point Shipyard and in connection therewith has constructed and continues to construct certain infrastructure, parks and other “horizontal” improvements on the real property described in the Master DDA (as more particularly described in the Master DDA, the “Master Project”). The Master Project is planned for approximately one thousand four hundred (1,400) new homes and nine thousand (9,000) square feet of retail space and approximately twenty five (25) acres of new parks.

B. Under the Master DDA, HPS has the right to Transfer certain real property within the Master Project to certain “Vertical Developers” (as more particularly described in the Master DDA) for the purpose of constructing new homes and retail improvements thereon in accordance with a Vertical Disposition and Development Agreement (more particularly defined in the Master DDA as a “Vertical DDA”) between such Vertical Developer and the Agency.

C. HPS desires to retain Manager to provide certain management services described herein with respect to the Master Project, and Manager desires to provide such management services, all as more particularly set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

Definitions

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one (1) or more intermediaries, Controls, is Controlled by or is under Common Control with such specified Person. For purposes of this Agreement, neither Manager nor HPS shall be deemed to be an Affiliate of the other.

“Agency” means the Successor Agency to the Redevelopment Agency of the City and County of San Francisco, a public body organized and existing under the laws of the State of California, or any successor public agency designated by or pursuant to Applicable Law.

“Agreement” is defined in the preamble to this Agreement.

“Applicable Laws” means all federal, state and local laws, regulations, codes, ordinances, requirements and regulations, including building codes, zoning ordinances, orders and requirements of any Governmental Entities or any local Board of Fire Underwriters or Insurance Services offices having jurisdiction with respect to the Managed Improvements or other applicable matter.

“Application for Payment” is defined in Section 5.2.3.

“Approve” means the prior written consent of a Party or other applicable Person to the matter presented, which, in the case of the Parties, shall not be unreasonably withheld, conditioned or delayed unless otherwise expressly set forth in this Agreement. “Approval”, “Approved” and other variations of Approve have correlative meanings.

“Architects/Engineers” means any and all architects and engineers that are party to a Design and Engineering Contract.

“Bankruptcy” means, with respect to a specified Person, (a) the voluntary filing of an application by such Person for relief of such Person under any federal or state bankruptcy or insolvency law, (b) such Person’s consent to the appointment of a trustee, receiver, liquidator, or custodian of itself or a substantial part of its assets, (c) the entry of an order for relief with respect to such Person in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time, (d) the making by such Person of a general assignment for the benefit of creditors, (e) the involuntary filing of an application for relief against such Person under any federal or state bankruptcy law, or the entry (if opposed by the Person) of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of such Person, unless the application or proceedings, as the case may be, are dismissed within ninety (90) days, (f) the failure by such Person generally to pay its debts as they become due within the meaning of section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the Person’s admission in writing of its inability to pay its debts as they become due, (g) the commencement by such Person of a voluntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar Law now or hereafter in effect, or the consent by such Person to any relief or to the appointment or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (h) the dissolution of such Person in whole or in part.

“Budget” is defined in Section 5.1.1.

“Business Day” means a day other than a Saturday, Sunday or holiday recognized by federally insured banks in the State of California.

“CCIP” is defined in Section 9.3.

“Claim” means any and all demands, actions, litigation, suits, arbitrations, mediations, investigations by Governmental Entities, disputes, controversies or similar claims, whether or not made by third parties or arising out of events affecting third parties.

“Common Control” means that two or more Persons are Controlled by the same other Person.

“Complete” (and any variation thereof) means that: (i) a specified scope of work has been completed substantially in accordance with the plans and specifications therefor and (ii) Governmental Entities with jurisdiction have issued all Approvals and authorizations required for the contemplated use and occupancy of the work including, to the extent applicable, certificates of occupancy and Certificates of Completion (as defined in the CP/HPS2 Master DDA).

“Construction Contracts” means any contracts or agreements executed by or on behalf of HPS and a Contractor for construction grading, excavation, pre-construction, construction, design-build or other construction work or services with respect to the Managed Improvements.

“Consulting Contracts” means any contracts or agreements executed by or on behalf of HPS and a Project Consultant for management, consulting, professional or other services with respect to the Managed Improvements and/or the Managed Design.

“Contractors” means any and all general contractors and contractors that are party to a Construction Contract.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. The possession, directly or indirectly, by another Person of a right to directly or indirectly approve or consent to (or otherwise restrict) certain business or affairs of such Person through major decision rights or similar protective approval rights shall not, in and of itself, constitute or indicate Control, nor shall a Person be deemed not to possess Control solely because another Person possesses, directly or indirectly, such major decision rights or similar protective approval rights with respect to such Person. “Controlled” and “Controlling” have correlative meanings.

“CP/HPS2 Master DDA” means that certain Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard) between the Agency and CP/HPS2 Master Developer, dated for reference purposes as of June 3, 2010 and recorded in the Official Records on November 18, 2010 as Document No. 2010-J083660-00 at Reel K273, Image 427, as amended by that certain First Amendment to Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard), dated as of December 19, 2012 and recorded in the Official Records on February 11, 2013 as Document No. 2013J601487-00 at Reel K831, Image 0490, as further amended by that certain Second Amendment to Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard), dated as of December 1, 2014 and recorded in the Official Records on December 4, 2014, as Document No. 2014-J984039-00, as the same may be further amended or supplemented from time to time.

“CP/HPS2 Master Developer” means CP Development Co., LP, a Delaware limited partnership, or its successor or assign under the CP/HPS2 Master DDA as Developer (as defined in the CP/HPS2 Master DDA) thereunder.

“CP/HPS2 Master Project” means the development of Candlestick Point and Phase 2 of the Hunters Point Shipyard pursuant to the CP/HPS2 Master DDA.

“Defaulting Party” is defined in Section 6.2.

“Delegation of Authority” is defined in Section 2.9.

“Design and Engineering Contracts” means any contracts or agreements executed by or on behalf of HPS and an Architect/Engineer for architectural, design, design-build or engineering work or services for the Managed Improvements and/or Managed Design, including any architect, civil engineering, structural engineering, mechanical engineering and surveying services.

“Design Documents” means all drawings, plans and specifications for the Managed Improvements and/or Managed Design, including conceptual, schematic, design development, construction, design-build and as-built drawings, plans and specifications and all other construction documents for the Managed Improvements and/or the Managed Design.

“Develop” means, with respect to the Managed Improvements, all pre-development and development services necessary or appropriate to design, plan, budget for, obtain Entitlements for, permit, bid, contract, develop and construct the Managed Improvements. “Development” and “Develops” have corollary meanings.

“Development Costs” means all costs with respect to the development of the Master Project, including all costs with respect to the Managed Improvements and the Managed Design.

“Effective Date” is defined in the preamble to this Agreement.

“Employer Affiliate” means any Affiliate of Manager that is the employer of any personnel that perform Manager’s obligations under this Agreement.

“Entitlements” means all necessary or appropriate Governmental Entity land use permits, licenses, certificates, approvals, authorizations and rights to Develop the Managed Improvements in accordance with the Project Requirements.

“Entity” means any corporation, firm, partnership, limited liability company, limited partnership, association, joint venture, or any similar entity.

“Event of Default” is defined in Section 6.2.

“Financial Assurances” is defined in Section 3.5.

“Government Lists” is defined in Section 11.1.7.3.

“Governmental Approvals” means any required governmental approvals from any Governmental Entities required to Develop the Managed Improvements or obtain approval of the Managed Design.

“Governmental Entity” means any court, administrative agency or commission, or other governmental or quasi-governmental organization with jurisdiction over the Managed Improvements or Managed Design or other applicable matter.

“Hazardous Materials” means “Hazardous Substances” as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., and shall also mean any hazardous, toxic or dangerous substance, material, or waste as defined under any Applicable Law applicable to the Property and establishing liability for storage, uncontrolled loss, seepage, filtration, disposal, release, use or existence of such hazardous, toxic or dangerous substance, material or waste, including petroleum or petroleum products, asbestos, radon, polychlorinated biphenyls (“PCBs”) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof that are now or become in the future listed, defined or regulated in any manner by any Applicable Law based upon its being, directly or indirectly, hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytoxicity, infectiousness or other harmful or potentially harmful properties or effects.

“HPS” is defined in the preamble to this Agreement and includes its permitted successors and assigns hereunder.

“HPS Representatives” means the individuals listed on Exhibit E as HPS Representatives, as amended from time to time by HPS in accordance herewith, and any other individual to whom HPS delegates authority pursuant to a Delegation of Authority. For the avoidance of doubt, an HPS Representative shall have the right to execute and deliver any Approval or any Delegation of Authority hereunder on behalf of HPS.

“HPS Submittals” is defined in Section 4.2.

“HPS Submittals Protocols” is defined in Section 4.2.

“Independent Contractors” means any and all contractors (including Contractors), subcontractors, Architects/Engineers, Project Consultants, suppliers, title companies, escrow companies, construction means and methods forensic consultants and other personal and independent contractors that are contracted by or on behalf of HPS to provide any work, materials, labor or services in connection with the Managed Improvements and/or the Managed Design.

“Insurance Program” is defined in Section 9.3.

“Judge” is defined in Section 10.2.2.

“Lennar” means (i) Lennar Corporation, a Delaware corporation, (ii) in the event of the merger of Lennar Corporation with or into any other Entity, the Entity resulting from such merger, (iii) in the event any Entity acquires all or substantially all of the assets of Lennar Corporation, such acquiring Entity, or (iv) in the event of a conversion of Lennar Corporation into another form or Entity or its redomestication to another jurisdiction, the new converted form of Entity or redomesticated Entity.

“Losses” is defined in Section 7.1.

“Managed Design” means design of the Vertical Improvements undertaken by HPS (other than those Vertical Improvements located on the portions of the Master Project commonly known as Blocks 50, 51, 53, 54, 55 and 56/57) through approval by the Agency of the Design Development Documents (as defined in the form of Vertical DDA for the Master Project), but expressly excluding any construction drawings (or similar construction documents, plans or specifications).

“Managed Improvements” means the Infrastructure, including Open Space (both as defined in the Master DDA), for the Master Project. For the avoidance of doubt, Managed Improvements does not include any Vertical Improvements contemplated under the Master DDA to be constructed by Vertical Developers.

“Management Fee” is defined in Section 5.2.1.

“Manager” is defined in the preamble to this Agreement or means its permitted successors and assigns hereunder.

“Manager Representatives” means the individuals listed on Exhibit E as Manager Representatives, as amended from time to time by Manager in accordance herewith, and any other individual to whom Manager delegates authority pursuant to a Delegation of Authority. For the avoidance of doubt, a Manager Representative shall have the right to execute and deliver any Approval or any Delegation of Authority hereunder on behalf of Manager.

“Master DDA” means that certain Disposition and Development Agreement Hunters Point Shipyard Phase 1 between the Agency and HPS dated as of December 2, 2003 and recorded in the Official Records on April 5, 2005 as Document No. 2005H932190 at Reel I861, Image 564, as amended by that certain First Amendment to Disposition and Development Agreement Hunters Point Shipyard Phase 1 dated as of April 4, 2005 and recorded in the Official Records on April 5, 2005 as Document No. 2005H932191 at Reel I861, Image 565, and as further amended by that certain Second Amendment to Disposition and Development Agreement Hunters Point Shipyard Phase 1 dated as of October 17, 2006 and recorded in the Official Records on October 26, 2006 as Document No. 2006I275571 at Reel J254, Image 429, and as further amended by that certain Amendment to Attachment 10 (Schedule Of Performance For Infrastructure Development And Open Space “Build Out” Schedule Of Performance) to the Disposition And Development Agreement Hunters Point Shipyard Phase 1 dated as of August 5, 2008 and recorded in the Official Records on March 24, 2009 as Document No. 2009-I738449 at Reel J254, Image 429, and as further amended by that certain Fourth Amendment to Disposition and Development Agreement (Hunters Point Shipyard Phase 1) dated as of August 29, 2008 and recorded in the Official Records on March 24, 2009 as Document No. 2009-I738450 at Reel J854, Image 186, and as further amended by that certain Fifth Amendment to Disposition and

Development Agreement (Hunters Point Shipyard Phase 1) dated as of November 3, 2009 and recorded in the Official Records on November 30, 2009 as Document No. 2009I879123 at Reel K28, Image 60, and as further amended by that certain Sixth Amendment to Disposition and Development Agreement (Hunters Point Shipyard Phase 1) dated as of December 19, 2012 and recorded in the Official Records on February 11, 2013 as Document No. 2013J601488, as the same may be further amended or supplemented from time to time.

“Master Project” is defined in the Recitals.

“Non-Defaulting Party” is defined in Section 6.2.

“OCIP” is defined in Section 9.3.

“Parties” means HPS and Manager.

“Party” means HPS or Manager, as the context requires.

“Payment Processing Deadlines and Protocols” is defined in Section 3.2.

“Performance Standard” means the level of care and diligence generally expected of developers of projects comparable in size, use, quality, location and value to the Managed Improvements.

“Person” means any natural person, Entity or Governmental Entity.

“Project Consultants” means any and all attorneys, professionals, managers and other consultants that are party to a Consulting Contract.

“Project Contract Modifications” means any amendment, restatement or other modification to a Project Contract.

“Project Contracts” means the Design and Engineering Contracts, Construction Contracts, Consulting Contracts and any other contracts or agreements executed by or on behalf of HPS with respect to the Managed Improvements and/or Managed Design, as the same may be amended, restated or otherwise modified by a Project Contract Modification.

“Project Requirements” means, as they relate to the Managed Improvements and/or the Managed Design, all Applicable Laws and Governmental Approvals and the terms, conditions and requirements of the Master DDA, and any Assignment and Assumption Agreement (as defined in the Master DDA) thereof pursuant to which HPS becomes bound to the Master DDA, all Authorizations (as defined in the Master DDA) and Permits to Enter (as defined in the Master DDA) to which HPS is a party, the Project Contracts, and agreements and arrangements entered into in connection with the Managed Improvements and/or the Managed Design, but excluding the Separation and Distribution Agreement and other agreements between or among Manager and HPS or any of their respective Affiliates entered into in accordance with the Separation and Distribution Agreement.

“Property” means the real property owned by, or leased or licensed to, HPS upon which the Managed Improvements are planned to be constructed and the real property on which the Vertical Improvements that are the subject of the Managed Design are planned to be constructed.

“Schedule of Performance” means a schedule to Develop the Managed Improvements and for the design of the Managed Design, as such schedule is revised from time to time in accordance herewith. The Schedule of Performance as of the Effective Date is attached hereto as Exhibit B.

“Separation and Distribution Agreement” means that certain Amended and Restated Separation and Distribution Agreement by and between The Shipyard Communities, LLC, a Delaware limited liability company and an Affiliate of Manager, and CPHP Development, LLC, a Delaware limited liability company and an Affiliate of HPS, dated as of May 2, 2016.

“Services” is defined in Section 2.1.

“Transfer” means to convey, transfer, sell or assign. “Transferred”, “Transferring” and other variations of Transfer have correlative meanings.

“Vertical DDA” is defined in the Master DDA.

“Vertical Developers” is defined in the Master DDA.

“Vertical Improvements” means the improvements to be constructed under Vertical DDAs by Vertical Developers.

ARTICLE 2

Engagement and Services of Manager

2.1 Engagement. HPS hereby engages Manager as an independent contractor to manage, perform, arrange, supervise, coordinate, and negotiate contracts with third parties on HPS’ behalf for (i) all pre-development and development services necessary or appropriate to Develop the Managed Improvements, (ii) exercising and performing the other rights and obligations of HPS as Developer (as defined in the Master DDA) under the Master DDA, and (iii) development of, and obtaining Approval by the Agency of, the Managed Design, and to perform all other services and all duties of Manager more particularly described in this Agreement (collectively, the “Services”), in each case subject to the restrictions and other terms and conditions of this Agreement.

2.2 Acceptance of Engagement and Performance Standard. Manager hereby accepts its engagement to perform the Services and, subject to the terms of this Agreement, shall utilize the Performance Standard to perform the Services in a manner that is consistent with the Budget, consistent with the Schedule of Performance and in compliance with the Project Requirements. The Parties acknowledge and agree that: (i) Manager is not acting as a contractor and is not an architect, structural, civil or other engineer or other design professional, and shall not be required to provide any construction, design or other architectural services under this Agreement; (ii) this Agreement and Manager’s performance hereunder shall not constitute a guaranty by Manager of the performance of the Contractors, Architects/Engineers and Project

Consultants; (iii) Manager has not guaranteed any projected results in any Budget, Schedule of Performance or other projection; and (iv) Manager shall not have any liability for any actions taken at the express written direction or request of an HPS Representative, provided that Manager shall inform such HPS Representative prior to taking any such action that Manager believes is materially inconsistent with the Project Requirements. Manager’s review and supervision of any matters submitted by any Independent Contractor shall not constitute any representation or warranty by Manager (and Manager makes no such representation or warranty) that such matters or any work performed by such Persons in connection therewith comply with Applicable Laws or requirements or applicable standards of care or as to the accuracy of such matters, including methods and materials used in construction. In performing the Services, Manager shall be authorized to use not only its own employees, but also such third-party providers of labor, material and services, including contractors, construction managers, subcontractors, surveyors, engineers, architects, attorneys, consultants and similar experts, as Manager shall deem necessary or appropriate with the Approval of HPS or otherwise consistent with the Budget. It is acknowledged and agreed that HPS will hire one or more third party construction managers recommended by Manager that HPS Approves, in accordance with the Budget, to assist in the performance of the Services, and the costs of such construction managers hired by HPS shall be Development Costs.

2.3 Specifically Included Services. Subject to the restrictions and other terms and conditions of this Agreement, including compliance with the Performance Standard, the Services shall include the items set forth on Exhibit C. Either Party may from time to time propose revisions to the Services set forth on Exhibit C, which such revisions shall be subject to the Approval of the Parties.

2.4 Specifically Excluded Services. Notwithstanding anything to the contrary herein, the Services shall not include, and Manager shall not be required to perform, any of the matters set forth on Exhibit D, and the provision of such services shall be subject to the Approval of Manager and HPS and such Approval by Manager may be conditioned upon the payment of mutually acceptable compensation and reimbursement of costs to Manager. Either Party may from time to time propose revisions to the Services set forth on Exhibit D, which such revisions shall be subject to the Approval of the Parties.

2.5 Reporting. Manager shall provide the following quarterly reports to HPS no later than the thirtieth (30th) day following the end of the calendar quarter (except as provided below), or at such other intervals as the Parties may Approve from time to time:

2.5.1 An update on actual expenditures during the applicable period, including a report showing variances of such expenditures from applicable line item projections in the Budget and, with respect to any such expenditures that are more than Ten Thousand Dollars ($10,000) (or such higher or lower amount as the Parties may Approve) in excess of the applicable line item projections in the Budget, a narrative description regarding the cause thereof.

2.5.2 An update on compliance with the Schedule of Performance, including identification of any material variances therefrom.

2.5.3 A narrative of the Services performed during the prior quarter and the status of the development of the Managed Improvements and the Managed Design (which may be in the form of a meeting or conference call unless otherwise requested by HPS) and, if requested by HPS, photographs of the status of construction of the Managed Improvements.

2.5.4 All material information related to Managed Improvements and the Managed Design at such times and intervals as are reasonably required by HPS to prepare HPS’ business plan and budget.

2.6 Manager Personnel and Representatives. Manager shall assign, remove and replace qualified and experienced personnel to perform Manager’s obligations under this Agreement, including responding to requests made in accordance herewith from HPS. The personnel so assigned shall be the employees of Manager or its Affiliates and not of HPS. Without limiting the generality of the foregoing, Manager hereby appoints the individuals listed on Exhibit E as its initial Manager Representatives. The Manager Representatives shall have the authority to bind Manager and execute on behalf of Manager (but, for the avoidance of doubt, not on behalf of HPS unless expressly provided in a Delegation of Authority) where applicable: (i) Governmental Approvals, Project Contracts, Project Contract Modifications and other documents, instruments and agreements in connection with the Managed Improvements, (ii) any Approvals in connection with the subject matter of the Services and (iii) delegations of authority and any other documents, instruments and agreements in connection with this Agreement and/or the Services. Manager may assign new Manager Representatives or remove or replace any Manager Representative from time to time with properly qualified new or replacement individuals by written notice thereof to HPS. For so long as Five Point Operating Company, LLC Controls Manager, unless otherwise Approved by HPS, such personnel and individuals shall be employees of Five Point Operating Company, LLC or of its direct or indirect wholly owned subsidiaries.

2.7 Compliance with Laws. Manager shall utilize efforts consistent with the Performance Standard to require the Contractors to Develop the Managed Improvements and the Architects/Engineers to prepare the Managed Design such that they comply in all material respects with Applicable Laws. Manager shall exercise the Performance Standard to take all steps necessary or appropriate to remove any and all violations of Applicable Laws with respect to the Managed Improvements and shall notify HPS promptly of (i) all material violations and (ii) all nonmaterial violations that it discovers and that are not promptly remedied promptly following discovery by Manager. Manager shall, at the cost of HPS, utilize efforts in accordance with the Performance Standard to obtain and maintain, in HPS’ (or, at the request of HPS, its Affiliate’s) name whenever possible, all licenses and permits required by Applicable Law of HPS in connection with the development of the Managed Improvements or any portion thereof. Manager shall be responsible for, shall obtain and maintain in good standing, and shall pay all costs and expenses in connection with, any and all licenses Manager is required to have under Applicable Law in connection with the performance of the Services. The costs of compliance and licenses (but not including the costs of licenses Manager is required to have in connection with the performance of the Services) shall be Development Costs.

2.8 Compliance with Project Requirements. In performing the Services, Manager shall utilize efforts consistent with the Performance Standard to require the Contractors to comply with all Project Requirements.

2.9 Appointment as Authorized Representative and Delegation of Authority. Either Party may from time to time propose or update a written delegation of authority from HPS to Manager to (i) finalize and submit final applications and submittals for Governmental Approvals on behalf of HPS, and/or (ii) take other specified actions on behalf of HPS with respect to the Managed Improvements and Managed Design, which delegation of authority shall be subject to the Approval of the Parties (any such written delegation, including to the extent set forth in the HPS Submittals Protocols and the Payment Processing Deadlines and Protocols, as the same may be modified from time to time with the Approval of the Parties, a “Delegation of Authority”). Except to the extent set forth in a Delegation of Authority, HPS shall retain all authority to finalize and submit final applications and submittals for Governmental Approvals and execute and deliver all documents, instruments and agreements, including Project Contracts and Project Contract Modifications, with respect to the Managed Improvements and Managed Design. If the Parties Approve a Delegation of Authority, HPS shall execute such powers of attorney or other documents reasonably required to evidence such Delegation of Authority, and Manager shall utilize efforts consistent with the Performance Standard to take all actions and execute and deliver all such documents, instruments and agreements, governed by such Delegation of Authority. Either Party shall have the right to terminate a Delegation of Authority upon delivery of prior written notice to the other Party. If Manager enters into any document, instrument or agreement on behalf of HPS pursuant to a Delegation of Authority, it shall execute such document, instrument or agreement as agent for HPS, and shall not assume any personal liability solely as a result of its execution of such document, instrument or agreement.

2.10 Manager Not Obligated to Execute Project Contracts. Notwithstanding anything to the contrary in this Agreement, except as expressly required in a Delegation of Authority, in no event shall Manager be required to: (i) enter into any Project Contracts, Project Contract Modifications, applications or assurances with respect to Governmental Approvals or bonds, or any other document, instrument or agreement on behalf of HPS; (ii) enter into any such contracts, documents and agreements in its own name; or (iii) execute or enter into any loan document as agent for HPS or certify (or perform a similar function) to any lender as to any information in connection with the Managed Improvements, Managed Design or Vertical Improvements, regardless of whether such certification and the delivery thereof by HPS to a lender is required under the applicable loan documents.

2.11 Services Following Completion. Manager shall continue to cooperate with HPS as reasonably requested by HPS for a period of one (1) year after Completion of the Managed Improvements to provide reasonably requested documents or information related to Services, and assist HPS in obtaining assignment of, and enforcing warranties and guarantees and addressing and resolving defect or warranty claims. During this one (1) year period, notwithstanding anything else herein, in addition to the duties provided in the first sentence of this Section 2.11, the Services shall solely consist of: (i) assisting HPS in obtaining the reduction and release of any bonds, guarantees, letters of credit or other security given by HPS to any Governmental Entity with respect to the Managed Improvements; (ii) assisting HPS in processing final payments under the Project Contracts and confirming satisfaction of conditions to such final payments, including, as applicable, confirmation that the all punchlist items have been completed, the site has been cleaned and all equipment, tools and other construction materials and debris have been removed, and all required mechanics lien releases have been received; (iii) cooperating with HPS to obtain all as-built plans and warranties, guaranties, operating manuals, operations and maintenance data, certificates of completed operations or other insurance, and all other close-out items in each case applicable to the Managed Improvements required under any applicable authorization or Approval by any Governmental Entity; and (iv) all Litigation Support Services; provided, however, that Litigation Support Services shall not be limited to one (1) year after Completion of the Managed Improvements and shall be performed as required from time to time after such Completion. Fees for the Services provided in accordance with this Section 2.11 during the one (1) year period following Completion shall be at a reduced, fixed monthly rate Approved by the Parties to reflect the reduced scope of Services.

2.12 Hazardous Materials. Manager shall not itself use, generate, store or dispose of any Hazardous Materials on, within or under the Property except in a manner and quantity reasonably necessary or appropriate for the performance of its responsibilities hereunder, and then only in compliance with all Applicable Laws.

ARTICLE 3

Payment of Development Costs; Financial Assurances

3.1 Responsibility for Development Costs. All Development Costs shall be the responsibility of and shall be paid directly by HPS.

3.2 Payment Processing Deadlines and Protocols. It is understood and agreed that the timely payment of Independent Contractors and Governmental Entities is critical to the successful Completion of the Managed Improvements and the Managed Design in accordance with the Budget and the Schedule of Performance. The Parties agree to cooperate in good faith to timely process and Approve the payment of all Development Costs. In furtherance thereof, Manager has established and will utilize the Performance Standard to comply with the written payment Approval and processing terms and procedures designed to meet and be consistent with the terms of the Project Requirements as set forth on Exhibit G attached hereto (as the same may be modified from time to time with the Approval of the Parties, the “Payment Processing Deadlines and Protocols”). Either Party may from time to time propose an update to the Payment Processing Deadlines and Protocols, which such update shall be subject to the Approval by the Parties. The Parties shall comply with the Payment Processing Deadlines and Protocols.

3.3 Payment of Development Costs. Upon the recommendation for payment by Manager and Approval by HPS, HPS shall timely make all payments for Development Costs in accordance with the terms of the applicable Project Requirements under which the obligation to make such payment arose or otherwise are subject and in accordance with the Payment Processing Deadlines and Protocols.

3.4 Reimbursement. Manager shall have no obligation to incur or pay any Development Costs, including, for the avoidance of doubt, any costs (i) to Develop, including planning, design, budgeting for, Entitlements, permitting, bidding, contracting, development or construction of the Managed Improvements, the Managed Design or the Vertical Improvements

or (ii) of exercising or performing the other rights and obligations of HPS as Developer (as defined in the Master DDA) under the Master DDA. If Manager pays any such costs for which HPS is responsible in accordance with the Budget or as otherwise Approved by HPS, HPS shall reimburse Manager for such costs. The salaries and benefits for Manager’s (or its Affiliates’) officers, employees and other staff, and Independent Contractors contracted by Manager or its Affiliates that are not expressly Approved for reimbursement by HPS (and not solely through Approval of the Budget), are not Development Costs hereunder and are not subject to reimbursement under this Section 3.4.

3.5 Financial Assurances. To the extent any bonding, guaranties, deposits or other credit support or financial assurances (collectively, “Financial Assurances”) are required with respect to the Managed Improvements and/or the Vertical Improvements, such Financial Assurances shall be provided or caused to be provided by HPS, and Manager shall not have any responsibility to provide or pay for any such Financial Assurances or provide any indemnities in connection therewith.

ARTICLE 4

HPS’ Responsibilities

4.1 Cooperation of HPS. Upon request by Manager at any time and from time to time, HPS shall furnish Manager with any and all information and documents reasonably available to HPS and reasonably required by Manager to perform the Services.

4.2 HPS Submittals. The Parties acknowledge that the timely processing of Design Documents, Governmental Approvals, Project Contracts, Project Contract Modifications and other documents, instruments and agreements with respect to the Managed Improvements and/or the Managed Design (collectively, “HPS Submittals”) is critical to the successful performance of the Services and Completion of the Managed Improvements and the Managed Design in accordance with the Budget and the Schedule of Performance, and the Parties agree to cooperate in good faith to timely process such matters. In order to establish timeframes and procedures for processing the HPS Submittals, attached as Exhibit H are procedures, a schedule and a matrix of authority with respect to the processing of the HPS Submittals (as the same may be modified from time to time with the Approval of the Parties, the “HPS Submittals Protocols”). Either Party may from time to time propose an update to the HPS Submittals Protocols, which such update shall be subject to the Approval by the Parties. The HPS Submittals Protocols shall include a reasonable period of time for HPS’ representatives to review and provide comments with respect to the HPS Submittals, which periods shall be consistent with requirements of the Schedule of Performance, to the extent applicable. HPS shall review and provide any comments to any HPS Submittal within the time frames set forth in the HPS Submittals Protocols, and if HPS objects to any material portion of an HPS Submittal, it shall provide such objection in writing and meet with Manager regarding such HPS Submittal. In no event shall Manager or HPS take any action that is materially inconsistent with the HPS Submittals Protocols unless otherwise Approved by the other Party.

4.3 HPS Personnel and Representatives. HPS shall assign, remove and replace qualified and experienced personnel to perform HPS’ obligations under this Agreement, including responding to requests made in accordance herewith from Manager. The personnel so assigned shall be the employees of HPS or its Affiliates and not of Manager. Without limiting the generality of the foregoing, HPS hereby appoints the individuals listed on Exhibit E as its initial HPS Representatives. The HPS Representatives shall have the authority to bind HPS and execute on behalf of any of them (i) Governmental Approvals, Project Contracts, Project Contract Modifications and other documents, instruments and agreements in connection with the subject matter of the Services, (ii) any Approvals in connection with the subject matter of the Services and (iii) any other documents, instruments and agreements in connection with this Agreement and/or the Services. HPS may assign new HPS Representatives or remove or replace any HPS Representative from time to time with properly qualified new or replacement individuals by written notice thereof to Manager. For so long as Lennar Controls HPS, such personnel and individuals shall be employees of Lennar or its direct or indirect wholly owned subsidiaries.

4.4 Defects. If HPS becomes aware of any material construction or design defect in the Managed Improvements or Managed Design or non-conformance with the construction documents for the Managed Improvements, HPS shall give written notice thereof to the other Party.

4.5 Contract Documents; Indemnity Provisions. HPS shall provide to Manager a form or forms of Independent Contractor indemnity provisions to be inserted into initial drafts of Project Contracts, which shall provide indemnification in favor of both HPS and Manager. Unless otherwise directed by HPS, Manager shall utilize efforts consistent with the Performance Standard to have the HPS-provided indemnity provisions incorporated into the initial draft of each Project Contract prepared by Manager with respect to the Managed Improvements or Managed Design pursuant to this Agreement. HPS shall be responsible for reviewing, negotiating and Approving any changes requested to any such indemnity provisions or any other legal terms of the Project Contracts.

ARTICLE 5

Budgets and Compensation and Schedule of Performance

5.1 Budgets.

5.1.1 Current Budget. Attached as Exhibit F is the initial budget for the Development Costs (as updated from time to time in accordance herewith, the “Budget”). Such Budget has been Approved by the Parties.

5.1.2 Budget Estimates. It is acknowledged that the Budget is and will continue to be based upon good faith assumptions, estimations and projections, including an estimate of construction costs of the Managed Improvements until such time as Project Contracts are bid and negotiated, at which time it will reflect any required updates, including any maximum prices set forth in the Project Contracts and estimates of applicable contingencies. Manager shall, at HPS’ request from time to time, meet and confer with HPS regarding the Budget. In no event shall Manager be deemed to have guaranteed or otherwise be liable under or in breach of this Agreement solely for the failure of HPS to achieve any projected results in any Budget.

5.1.3 Budget Updates. Manager shall update the Budget no less than once per calendar year pursuant to a schedule therefor Approved by the Parties from time to time. Pursuant to such schedule or as otherwise requested from time to time by HPS (but not more frequently than once per quarter, unless more frequently required to reflect material deviations) or desired from time to time by Manager, Manager shall prepare and deliver to HPS for HPS’ review and Approval an updated Budget. Each such update shall contain the type of information set forth in the then-current Budget, except to the extent such information is no longer applicable.

5.1.4 Budget Approvals. Each Budget and all revisions thereto shall be subject to the review and Approval by HPS and HPS shall provide Manager with any objections to such Budget in writing, in reasonable detail, within thirty (30) days after delivery thereof by Manager. If HPS does not provide its Approval or written objections within such thirty (30) day period, HPS shall be deemed to have objected to such Budget as submitted by Manager. If HPS objects to an updated Budget, HPS and Manager shall meet and discuss such objections within fourteen (14) days following Manager’s receipt or deemed receipt of such objection. Within seven (7) days after such discussion, HPS shall provide Manager with written directions on how to revise such Budget or shall provide its final revised and Approved Budget. If HPS has provided written directions rather than the revised Budget, Manager shall within seven (7) days after delivery of such directions submit to HPS revisions to such Budget consistent with such directions. Such revised Budget, as submitted by HPS or revised by Manager and Approved by HPS in accordance with this Section 5.1.4, shall supersede in its entirety the Budget in effect immediately prior to such provision or Approval.

5.2 Compensation.

5.2.1 Management Fee. HPS shall pay to Manager an aggregate fee of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Management Fee”) which shall consist of (i) a fee for Manager’s personnel assigned by Manager to perform the Services hereunder in the amount of One Million Dollars ($1,000,000) and (ii) a fee for Manager’s corporate personnel and overhead in the amount of Five Hundred Thousand Dollars ($500,000). HPS shall pay the Management Fee in monthly installments of Fifty Thousand Dollars ($50,000), payable in advance as of the first Business Day of each month; provided that the aggregate amount of Management Fee payments shall not exceed One Million, Five Hundred Thousand Dollars ($1,500,000) and the final two (2) Fifty Thousand Dollar ($50,000) installments of the Management Fee shall be deemed to have been paid as of the Effective Date. If the full amount of the Management Fee has not been paid as of the Completion of the Managed Improvements, then HPS shall within ten (10) days of such Completion pay to Manager the full remaining balance of the Management Fee.

5.2.2 Staffing Costs. To the extent that through no fault of Manager, (i) Manager believes it needs to materially increase its personnel assigned to perform HPS’ obligations under this Agreement in accordance with Section 4.3 or (ii) the costs of such personnel materially increase, Manager and HPS shall negotiate in good faith as to whether it is fair and equitable to increase the Management Fee or reduce the Services to be commensurate with the existing Management Fee.

5.2.3 Payment. Once per month, Manager may submit to HPS an application for payment that shall include invoices for the Management Fee for the applicable month and all reimbursements due to Manager in accordance with Section 3.4, with reasonable supporting documentation (an “Application for Payment”). Subject to any good faith disputes, HPS shall promptly pay Manager the amount shown on the Application for Payment within ten (10) days of Manager’s submittal of such Application for Payment.

5.3 Schedule of Performance.

5.3.1 Meetings Regarding Schedule of Performance. Manager shall, at HPS’ request from time to time, meet and confer with HPS regarding the Schedule of Performance. In no event shall Manager be deemed to have guaranteed any dates in the Schedule of Performance.

5.3.2 Schedule of Performance. As requested from time to time by HPS (but not more frequently than once per quarter, unless more frequently required to reflect material deviations) or desired from time to time by Manager, Manager shall prepare and deliver to HPS for HPS’ review and Approval an updated Schedule of Performance. Each such update shall contain the type of information set forth in the then-current Schedule of Performance, except to the extent such information is no longer applicable.

5.3.3 Schedule of Performance Approvals. Each Schedule of Performance and all revisions thereto shall be subject to the review and Approval by HPS and HPS shall provide Manager with any objections to such Schedule of Performance in writing, in reasonable detail, within thirty (30) days after delivery thereof by Manager. If HPS does not provide its Approval or written objections within such thirty (30) day period, HPS shall be deemed to have objected to such Schedule of Performance as submitted by Manager. If HPS objects to a Schedule of Performance, HPS and Manager shall meet and discuss HPS’ objections within fourteen (14) days following Manager’s receipt or deemed receipt thereof. Within seven (7) days after such discussion, HPS shall provide Manager with written directions regarding how to revise such Schedule of Performance or shall provide its final revised and Approved Schedule of Performance. If HPS has provided written directions rather than the revised Schedule of Performance, Manager shall within seven (7) days after delivery of such directions submit to HPS revisions to such Schedule of Performance consistent with such directions. Such revised Schedule of Performance, as submitted by HPS or revised by Manager and Approved by HPS in accordance with this Section 5.3.3, shall supersede in its entirety the Schedule of Performance in effect immediately prior to such provision or Approval.

ARTICLE 6

Duration, Termination, Default

6.1 Duration. This Agreement shall become effective on the Effective Date and, unless sooner terminated as hereinafter provided, shall continue until, and shall automatically terminate, one (1) year after Completion of the Managed Improvements.

6.2 Events of Default. A Party shall be deemed to be a “Defaulting Party” and an “Event of Default” shall be deemed to have occurred if any of the following events occurs with respect to such Party, the other Party (the “Non-Defaulting Party”) has given notice thereof to the Defaulting Party, and the time period (if any) provided below for cure of such events elapses without cure having been made:

6.2.1 with respect to any Party, if such Party fails to pay the other Party the amounts due hereunder within ten (10) days following written notice of such failure.

6.2.2 if any material default occurs in the performance of any material obligation (other than another obligation described in this Section 6.2) by such Party hereunder and such default continues for thirty (30) days after written notice from the Non-Defaulting Party to such Party; provided however, if the default is of such a nature that it cannot be cured in such thirty (30) day period, such Party shall not be deemed to be in default if it commences to cure the default within such thirty (30) day period and thereafter diligently pursues such cure to completion, provided that it completes such cure within ninety (90) days after such default.

6.2.3 if such Party shall default under Section 8.1 and such default is not cured within thirty (30) days of notice thereof to the Defaulting Party.

6.2.4 if such Party is the subject of a Bankruptcy.

6.2.5 with respect to Manager, if Manager or its Affiliate or one of their respective employees misappropriates funds of HPS, or commits a felony or willful misconduct, fraud or gross negligence with respect to HPS, the Services, the Managed Improvements (or any portion thereof) or the Property (or any portion thereof); provided that if any of the foregoing events is committed (a) by an employee of Manager or any of its Affiliates who is not a Vice President or more senior officer (or holds a comparable position) of Manager or any of its Affiliates, and (b) without the actual prior knowledge, action or knowing involvement of any Vice President or more senior officer (or similar position) of Manager or any of its Affiliates, such event may be cured if, within thirty (30) Business Days after being notified of such event, Manager (i) permanently removes such employee from the Property and any performance of the Services and replaces such employee, (ii) makes full restitution to HPS of all Losses caused by, in connection with or arising out of such event (less any portion of such Losses that has been recovered from insurance held by HPS and insured by a third party that is not an Affiliate of HPS, and excluding from such carve out all deductibles and self-retention amounts) and (iii) promptly takes all necessary or appropriate actions, as reasonably determined by HPS with respect to such events to protect the interests of HPS. For the avoidance of doubt, unless otherwise agreed to by HPS in its sole discretion, the right of Manager to cure pursuant to this Section 6.2.5 shall only be allowed if the act by or on behalf of Manager or its Affiliate requiring such cure will not, after such cure, materially adversely affect Manager’s ability to timely perform its obligations under this Agreement in accordance with the Performance Standard or otherwise have a material adverse effect on the Managed Improvements.

6.3 Termination. This Agreement may be terminated without penalty at any time upon written notice thereof to the other Party (and on any such termination, HPS shall promptly pay Manager all amounts due hereunder through the termination date):

6.3.1 by HPS, if Manager has committed an Event of Default;

6.3.2 by Manager, if HPS has committed an Event of Default;

6.3.3 by Manager, if HPS is no longer Controlled by Lennar;

6.3.4 by HPS, on ninety (90) days’ written notice thereof, for any reason or no reason, in which case HPS shall also promptly pay Manager a severance fee equal to six (6) months of the Management Fee;

6.3.5 by HPS or Manager, in the event of a sale, Transfer, exchange, conveyance in foreclosure, conveyance in lieu of foreclosure, appointment of a receiver or other disposition of all or substantially all of the Managed Improvements or HPS’ other interests in the Master Project, in any case to any Person that is not Controlled by Lennar, in which case HPS shall also pay Manager a severance fee equal to six (6) months of the Management Fee less fees then scheduled to be paid to Manager or its Affiliate by the subsequent owner of such property in the subsequent six (6) months for similar management services to those provided by Manager hereunder (and if such fees are not then scheduled but are later paid with respect to such services over such period, Manager shall promptly reimburse the severance fee to HPS to the extent of such later paid fees) (provided that no such severance fee shall be due in the event of a termination in the event of a conveyance in foreclosure, conveyance in lieu of foreclosure or appointment of a receiver); or

6.3.6 by Manager, on ninety (90) days’ written notice thereof, if CP/HPS2 Master Developer Transfers all or substantially all of the CP/HPS2 Master Project or CP/HPS2 Master Developer’s interests therein to any Person that is not an Affiliate of Manager (or all or substantially all of the direct or indirect interests in CP/HPS2 Master Developer are Transferred to any Person that is not an Affiliate of Manager) or for any other reason CP/HPS2 Master Developer is no longer an Affiliate of Manager (or Manager itself).

For the avoidance of doubt, for purposes of Section 6.3.3, a change in Control of HPS shall not be deemed to occur, and for purposes of Section 6.3.5 a Person shall be deemed to be Controlled by Lennar, so long as (a) a Lennar subsidiary remains the manager or managing member (or similar managerial position) of HPS or an Entity that owns directly or indirectly one hundred percent (100%) of the ownership interests in HPS with typical manager or managing member duties, subject only to major decisions that require the approval of the other owner(s) of HPS or such Entity that owns, directly or indirectly, one hundred percent (100%) of the ownership interests in HPS; and (b) Lennar continues to own, directly or indirectly, at least twenty-five percent (25%) of the beneficial interests in HPS.

6.4 Manager’s Post-Termination Obligations. Upon the expiration or earlier termination of this Agreement, Manager shall promptly surrender and deliver to HPS (or its designee) any space owned or leased by HPS and occupied by Manager in connection with this Agreement and shall make delivery to HPS or to HPS’ designee or agent, at Manager’s principal office in connection with the Managed Improvements, the following:

6.4.1 a final accounting of all expenses as of the date of termination of this Agreement;

6.4.2 any funds of HPS held by or on behalf of Manager;

6.4.3 any motor vehicles used in connection with the maintenance, management and operation of the Property and owned by HPS; and

6.4.4 all other records, contracts, insurance documentation, Approvals, receipts for deposits, unpaid bills, bank statements and records, paid bills and all other financial books and records, papers and documents, keys and contracts and any microfilm, electronic or computer disk of any of the foregoing which relate to the Managed Improvements, whether in possession of Manager or a Person engaged or employed by Manager. All such data, information and documents shall at all times constitute the property of HPS.

Manager hereby agrees to furnish all of the above-listed information and take all such action as HPS shall reasonably require to effectuate an orderly and systematic termination of Manager’s duties and activities under this Agreement and an orderly transition of the same to any new manager(s) for the development of the Managed Improvements and/or Vertical Improvements, including the assignment to HPS (or its designee, including any new manager as directed by HPS) of any and all contracts and other agreements entered into by Manager on behalf of HPS, that HPS desires to assume, solely with respect to the Managed Improvements and/or Vertical Improvements. Manager shall, at its cost, promptly remove all signs that it placed at the Master Project indicating that it is development manager for the Managed Improvements and restore all material damage resulting therefrom. This Section 6.4 shall survive the termination of this Agreement.

ARTICLE 7

Indemnities

7.1 HPS’ Indemnity. HPS shall indemnify, defend and hold harmless Manager, its Affiliates and their respective owners, members, subsidiaries, partners, officers, directors, and employees from and against any and all damages, injuries, losses, debts, penalties, fines, awards, judgments, fees, liabilities, costs and expenses (including reasonable attorneys’, paralegals’, accountants’ and other professionals’ fees, costs and expenses, including those incurred in investigating, preparing and/or defending any Claims covered hereby through all appeals and any Bankruptcy proceedings) (collectively, “Losses”) arising out of, relating to or in connection with this Agreement, including the Services, except to the extent such Losses were caused, contributed to or exacerbated by the willful misconduct, gross negligence or fraud of Manager or its Affiliates. For purposes of this Section 7.1, Losses shall not include any Claims between or among (i) Manager or any of its Affiliates, on the one hand, and (ii) any other Affiliate or Affiliates of Manager, on the other hand.

7.2 Manager’s Indemnity. Manager shall indemnify, defend and hold harmless HPS, its Affiliates and their respective owners, members, subsidiaries, partners, officers, directors, and employees from and against any and all Losses arising out of, relating to or in connection with this Agreement, to the extent caused, contributed to or exacerbated by the gross negligence, willful misconduct or fraud of Manager or any of its Affiliates. The foregoing indemnification standards shall not limit any liability of Manager covered under any errors or omissions or other insurance required to be maintained by Manager pursuant to Article 9. Contemporaneously herewith, Manager has caused Five Point Operating Company, LLC to deliver to HPS a guaranty agreement in the form attached as Exhibit I guarantying Manager’s payment obligations under this Section 7.2.

7.3 Notice. HPS and Manager shall promptly notify the other in writing of the existence of any Losses or matters that such Party believes is reasonably likely to result in any Losses subject to the indemnification under Section 7.1 or 7.2.

7.3.1 If any such Loss, including any applicable Claim:

7.3.1.1 involves or requires legal defense, the indemnifying Party shall promptly undertake such legal defense, with counsel reasonably acceptable to the indemnified Party, as it deems necessary or appropriate and if such legal defense is provided by the indemnifying Party without reservation of rights, then the indemnified Party may not undertake to separately defend such suit, action, investigation or other proceeding; provided, however, that, if within thirty (30) days after receiving written notice of the existence of a matter constituting a Claim, the indemnifying Party has not undertaken the legal defense of such suit, action, investigation or other proceeding without reservation of rights (and has provided notice thereof to the indemnified Party), or at any time the indemnified Party reasonably determines that the indemnifying Party is not adequately or diligently pursuing such legal defense, the indemnified Party may, without prejudicing, limiting, releasing or waiving the right of indemnification provided herein, separately defend or retain separate counsel to represent and control the defense as to the indemnified Party’s interest in such suit, action, investigation or other proceeding; provided, however, that no compromise or settlement of any third party Claims may be effected by the indemnifying Party without the indemnified Party’s consent unless (A) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Party; (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Party; and (C) the indemnified Party shall have no liability with respect to any compromise or settlement of such third party Claims effected without its consent; or

7.3.1.2 involves or requires remedial action, then the indemnifying Party may determine and undertake such remedial action as it deems necessary or appropriate, subject to the Approval of the indemnified Party; provided, however, that, if within thirty (30) days after receiving written notice of the existence of a matter constituting a Claim, the indemnifying Party has not undertaken the legal defense of such remedial action without reservation of rights (and has provided notice thereof to the indemnified Party), the indemnified Party may, without prejudicing, limiting, releasing or waiving the right of indemnification provided herein, separately undertake the remedial action.

7.3.2 In any event, the indemnified Party, after giving notice to the indemnifying Party, shall have the right to take all necessary or appropriate actions to protect its interest during the thirty (30) day notice period referred to in Sections 7.3.1.1 and 7.3.1.2.

7.4 Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement including Section 2.2, (i) Manager shall not be directly or indirectly liable or accountable under this Agreement for HPS’ or any of its Affiliates’ Losses, including those incurred with respect to the Property, the Managed Improvements, the Master Project or the Services, except to the extent caused, contributed to or exacerbated by the gross negligence, willful misconduct or fraud of Manager (or any of its Affiliates) and, (ii) without limiting clause (i) above, in no event shall the aggregate liability of Manager pursuant to this Agreement exceed One Million Five Hundred Thousand Dollars ($1,500,000). Neither Party shall be liable for, and each Party agrees that it will not seek, any punitive, exemplary, indirect, consequential, special or other similar damages under this Agreement, provided that damages actually paid or payable by a Party to a third party (for the avoidance of doubt, including a Person that is not an Affiliate of such Party) shall be deemed actual damages of such Party for purposes of this limitation.

7.5 Survival. This Article 7 shall survive the termination of this Agreement.

ARTICLE 8

Transfers

8.1 Transfers.

8.1.1 Transfers - Manager. Manager shall not without HPS’ Approval in its sole and absolute discretion voluntarily or by operation of Applicable Law Transfer any of its rights, interests and/or obligations under this Agreement, except that Manager may Transfer all, but not less than all, of its rights and obligations under this Agreement to an Affiliate of Manager, to CP/HPS2 Master Developer, or to an Affiliate of CP/HPS2 Master Developer. Any attempted Transfer made in violation of this Section 8.1.1 shall be null and void. Any permitted Transfer by Manager must be evidenced by a written assignment and assumption of this Agreement that provides that the assignee shall be responsible for all of Manager’s Transferred obligations under this Agreement from and after the Effective Date. Notwithstanding anything set forth in this Section, unless otherwise Approved by HPS in its sole and absolute discretion in no event shall Manager be relieved of any of its obligations under this Agreement as a result of any Transfer. Notwithstanding the foregoing, The Newhall Land and Farming Company, LLC may without the Approval of HPS Transfer all of its rights, interests and obligations under this Agreement to its Affiliate, TSC Management Co., LLC, a Delaware limited liability company, under a written assignment and assumption of this Agreement and upon such Transfer The Newhall Land and Farming Company, LLC shall automatically and without further documentation be fully released and discharged of all obligations and liability hereunder to the extent assumed by TSC Management Co., LLC, whether arising before, on or after the date of such Transfer.

8.1.2 Transfers - HPS. HPS shall not without Manager’s Approval in its sole and absolute discretion voluntarily or by operation of Applicable Law Transfer any of its rights, interests and/or obligations under this Agreement. Notwithstanding the foregoing, if HPS Transfers all or substantially all of its interests in the Master DDA to any Person, it shall contemporaneously (and without Manager’s Approval) Transfer its corresponding rights and obligations under this Agreement to such Person, and such Transfer shall not constitute a breach of this Agreement but shall be subject to Section 6.3, if applicable. Any attempted Transfer made in violation of this Section 8.1.2 shall be null and void. Any permitted Transfer by HPS must be evidenced by a written assignment and assumption of this Agreement that provides that the assignee shall be responsible for all of HPS’ Transferred obligations under this Agreement from and after the Effective Date. Notwithstanding anything set forth in this Section, unless otherwise Approved by Manager in its sole and absolute discretion, in no event shall HPS be relieved of any of its obligations under this Agreement that accrued prior to the effective date of such Transfer as a result of any Transfer permitted hereunder.

8.1.3 Notice. For any Transfer by a Party permitted hereunder, the Transferring Party shall provide notice thereof as soon as commercially practicable in advance of such Transfer and, in any event, no later than concurrently therewith. Such notice shall include a copy of the assignment and assumption of this Agreement in accordance with the foregoing.

ARTICLE 9

Insurance

9.1 Manager’s Insurance.

9.1.1 Coverages. Manager shall maintain, at HPS’ expense (except as otherwise provided below), the following insurance coverages at all times during the term of this Agreement:

9.1.1.1 Commercial general liability insurance with liability limits of not less than the limits outlined below and equivalent in coverage to ISO form CG 00 01:

Each Occurrence Limit	$1,000,000

Personal Advertising Injury Limit	$1,000,000

Products/Completed Operations Aggregate Limit	$1,000,000

General Aggregate Limit	$1,000,000

(other than Products/Completed Operations);

9.1.1.2 If Manager or its Employer Affiliates has employees, (i) worker’s compensation insurance at no less than statutory requirements, and (ii) employer’s liability insurance with a limit of not less than:

Bodily Injury by Accident (per accident)	$1,000,000

Bodily Injury by Disease (policy limit)	$1,000,000

Bodily Injury by Disease (per employee)	$1,000,000;

9.1.1.3 Automobile liability insurance covering vehicles owned by Manager or its Employer Affiliates and used in connection with the Services, and hired and non-owned vehicles, with separate coverage in an amount not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage, covering HPS and Manager;

9.1.1.4 If requested by HPS and if available at commercially reasonable rates, errors and omissions insurance coverage in an amount not less than Five Million Dollars ($5,000,000) per claim and Five Million Dollars ($5,000,000) aggregate, at HPS’ expense, to cover liability arising from errors or omissions in the performance of the Services;

9.1.1.5 If Manager or its Employer Affiliate has employees, employment practices liability insurance with liability limits of not less than One Million Dollars ($1,000,000), including Third-Party Discrimination and Harassment coverage for the full limits of the policy; and

9.1.1.6 Umbrella liability insurance, in excess of the limits and following the form of the policies specified in Sections 9.1.1.1, 9.1.1.2(ii), and 9.1.1.3, with a limit of not less than Nine Million Dollars ($9,000,000), each Occurrence and Aggregate.

9.1.1.7 Crime Insurance/Fidelity Bond, Five Million Dollars ($5,000,000) each Claim covering the following: Employee Dishonesty; Forgery and Alteration; Theft, Disappearance and Destruction of Monies and Securities, Computer and Funds Transfer Fraud and third party fidelity coverage.

9.1.2 Certificates of Insurance. Upon request of HPS, Manager shall deliver to HPS, in a timely manner, certificates of insurance, endorsements or other satisfactory evidence that all required insurance is in full force and effect at all times. All liability insurance required under Sections 9.1.1.1 and 9.1.1.3 (and its related excess policies provided by Section 9.1.1.6) shall be written to apply to all bodily injury, property damage, personal injury and other covered loss, however occasioned, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. All such liability insurance shall also contain endorsements that delete any employee exclusion on personal injury coverage. Manager and HPS shall endeavor to cause all policies required of such Party to afford thirty (30) days’ notice of cancellation to the additional insured(s) in the event of cancellation or non-renewal, and ten (10) days’ notice of cancellation for non-payment of premium, to the extent provided for under the applicable policy. Certificates of Insurance with the required endorsements evidencing the required coverages must be delivered to HPS prior to commencement of any Services.

9.1.3 Required Additional Insured. The insurance coverage listed in Sections 9.1.1.1 and 9.1.1.3 (and its related excess policies provided by Section 9.1.1.6) shall name HPS as an additional insured thereunder to the extent permitted under the applicable policy.

9.1.4 Insurance Companies. All insurance required to be carried by Manager shall be written with companies having a policy holder and asset rating, as circulated by Best’s Insurance Reports, of A-VII or better.

9.2 Limitations and Non-Waiver. The insurance requirements of this Article 9 shall not in any way limit the Parties’ other obligations under this Agreement. HPS’ failure to receive, review or Approve evidence of insurance as required hereunder shall not be deemed a waiver by HPS of the insurance requirements of this Agreement provided that Manager’s obligations to obtain and maintain the coverages required hereunder shall be conditioned on HPS’ payment of the premiums therefor (to the extent that HPS is responsible therefor hereunder).

9.3 Wrap Policy. HPS shall contract and implement an owner controlled insurance program (“OCIP”) or contractor controlled insurance program (“CCIP”) covering the construction and development of the Managed Improvements (the “Insurance Program”). If the Insurance Program is an OCIP, Manager shall be an enrolled named insured under such OCIP. If the Insurance Program is a CCIP, HPS shall use its commercially reasonable efforts to cause the Contractor to either include Manager as a named insured under such CCIP or to enroll Manager in same. The Insurance Program shall be the primary insurance with respect to Manager’s liability arising from the construction of the Managed Improvements and any insurance obtained by Manager pursuant to Section 9.1 shall be secondary.

[Remainder of Page Intentionally Left Blank]

ARTICLE 10

Disputes

10.1 Mediation. In the event a dispute between the Parties arises out of any of the terms, provisions, or conditions of this Agreement, the Parties agree to participate in at least four (4) hours of mediation as a condition to filing any judicial reference action with respect to such dispute under Section 10.2. Any such mediation shall be held in San Francisco, California, before a mediator selected by the Parties in accordance with this Section 10.1. The mediation shall be commenced by either Party making a written demand for mediation to the other Party. Within five (5) Business Days after such demand is made, the Parties shall mutually select a mediator. If the Parties are unable to agree on a mediator within such period, either Party may thereafter request that the administrator of JAMS in San Francisco, California select an independent mediator, which selection shall be binding on the Parties. The Parties shall cooperate with JAMS and with one another in scheduling the mediation proceedings as quickly as feasible and, in any event, any such mediation shall occur within thirty (30) days after the date of any written demand for mediation is delivered in accordance with this Section 10.1. The Parties shall equally share the costs of the mediation. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled from the date of the demand for mediation until fifteen (15) days after the date of the last mediation session. The Parties shall take such action, if any, required to effectuate such tolling. Sections 1119 through 1128 of the California Evidence Code shall apply to the mediation. If a Party fails to cooperate to commence and/or participate in a mediation session, then, notwithstanding the foregoing, the other Party shall be free to file a judicial reference action in accordance with Section 10.2 even if no mediation session has taken place. If notwithstanding participation in one or more mediation sessions the dispute is not resolved, then either Party shall be free to file a judicial reference action in accordance with Section 10.2.

BY PLACING THEIR INITIALS HERE, THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE THEY HAVE READ THE FOREGOING MEDIATION PROVISION AND AGREE TO BE BOUND THEREBY.

MANAGER’S INITIALS	HPS’ INITIALS

[Remainder of Page Intentionally Left Blank]

ARTICLE 10

Disputes

10.1 Mediation. In the event a dispute between the Parties arises out of any of the terms, provisions, or conditions of this Agreement, the Parties agree to participate in at least four (4) hours of mediation as a condition to filing any judicial reference action with respect to such dispute under Section 10.2. Any such mediation shall be held in San Francisco, California, before a mediator selected by the Parties in accordance with this Section 10.1. The mediation shall be commenced by either Party making a written demand for mediation to the other Party. Within five (5) Business Days after such demand is made, the Parties shall mutually select a mediator. If the Parties are unable to agree on a mediator within such period, either Party may thereafter request that the administrator of JAMS in San Francisco, California select an independent mediator, which selection shall be binding on the Parties. The Parties shall cooperate with JAMS and with one another in scheduling the mediation proceedings as quickly as feasible and, in any event, any such mediation shall occur within thirty (30) days after the date of any written demand for mediation is delivered in accordance with this Section 10.1. The Parties shall equally share the costs of the mediation. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled from the date of the demand for mediation until fifteen (15) days after the date of the last mediation session. The Parties shall take such action, if any, required to effectuate such tolling. Sections 1119 through 1128 of the California Evidence Code shall apply to the mediation. If a Party fails to cooperate to commence and/or participate in a mediation session, then, notwithstanding the foregoing, the other Party shall be free to file a judicial reference action in accordance with Section 10.2 even if no mediation session has taken place. If notwithstanding participation in one or more mediation sessions the dispute is not resolved, then either Party shall be free to file a judicial reference action in accordance with Section 10.2.

BY PLACING THEIR INITIALS HERE, THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE THEY HAVE READ THE FOREGOING MEDIATION PROVISION AND AGREE TO BE BOUND THEREBY.

/s/ BPS

MANAGER’S INITIALS	BPS’ INITIALS

[Remainder of Page Intentionally Left Blank]

10.2 Judicial Reference. The Parties have agreed on the following mechanisms in order to obtain prompt and expeditious resolution of disputes hereunder:

10.2.1 Reference of Dispute. Except as otherwise provided in this Agreement, any dispute between the Parties arising out of any of the terms, provisions, or conditions of this Agreement, whether seeking damages or equitable relief (such as specific enforcement of any provision of this Agreement, declaratory relief or injunctive relief), shall be heard and determined by a special referee as provided by the by the California Code of Civil Procedure section 638 et seq. The venue of any proceeding shall be in San Francisco, California. EACH OF THE PARTIES HEREBY CONSENTS TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS OF THE STATE OF CALIFORNIA, LOCATED IN THE COUNTY OF SAN FRANCISCO. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS WHICH IT MAY HAVE TO MAKE ANY OBJECTIONS BASED ON JURISDICTION OR VENUE TO ANY SUIT BROUGHT TO ENFORCE THIS AGREEMENT IN ACCORDANCE WITH THE FOREGOING PROVISIONS. EACH PARTY WAIVES, TO THE FULL EXTENT PERMITTED BY LAW, THE RIGHT TO A JURY TRIAL IN ANY LITIGATION CONCERNING THIS AGREEMENT OR ANY DEFENSE, CLAIM, COUNTERCLAIM, CLAIM OF SET-OFF OR SIMILAR CLAIM OF ANY NATURE.

10.2.2 Procedure for Appointment. The Party seeking to resolve the dispute shall file in the court and serve on the other Party a complaint describing the matters in dispute. Service of the complaint shall be as prescribed by Applicable Law or as otherwise provided in this Agreement. At any time after service of the complaint, any Party may apply to the court to refer the dispute to a special referee. Thereafter, the Parties shall use their best efforts to agree upon the selection of a special referee. If the Parties are unable to agree upon a referee within ten (10) days after a written request to do so by any Party, then any Party may petition the court in which the action is filed or to the judge to whom the matter has been assigned (the “Judge”) to appoint a special referee, which appointment shall be binding on the Parties. For the guidance of the court or Judge making the appointment of the special referee, the Parties agree that the person so appointed shall be a member of the California Bar experienced in the subject matter of the dispute.

10.2.3 Agreement to Appoint Proposed Special Referee. The Parties recognize that there is no action pending at the present time in which the Parties can stipulate to the appointment of a special referee, and there is no statute authorizing such a stipulation in advance of the filing of an action in the superior court. The Parties also recognize that the appointment of a special referee pursuant to the California Code of Civil Procedure section 638 et seq. would be preferable to a general reference to the superior court or the master-in-equity for the county in which the action is filed. In the event that an action is filed to resolve any dispute, upon the application of any Party to refer the dispute to a referee as provided herein, the Parties shall consent to and shall use their best efforts to effect the referral of the dispute to a special referee in accordance with the California Code of Civil Procedure section 638 et seq.

10.2.4 Discovery. Discovery shall be allowed and conducted under the supervision of the special referee pursuant to the provisions of the California Code of Civil Procedure section 638 et seq.

10.2.5 Decision and Jurisdiction of Referee. The special referee shall exercise all power and authority which a superior court judge sitting without a jury would have in a similar matter, including any and all pre-trial issues, motions, and discovery disputes. When the special referee has decided the dispute, the special referee shall enter a final judgment without further order of the court. The judgment entered by the special referee shall be appealable to the Supreme Court of California or the Court of Appeals of California as provided by the California Appellate Court Rules.

10.2.6 Cooperation. The Parties shall diligently cooperate with one another and the person appointed as special referee to resolve the dispute and shall perform such acts as may be necessary or appropriate to obtain a prompt and expeditious resolution of the dispute. If either Party refuses to diligently cooperate, and the other Party, after first giving notice of its intent to rely on the provisions of this subsection, incurs additional expenses or attorneys’ fees solely as a result of such failure to diligently cooperate, the special referee may award such additional expenses and attorneys’ fees to the Party giving such notice, even if such Party is not the prevailing Party in the dispute.

10.2.7 Allocation of Costs. The compensation of the special referee shall be paid by the Parties in such amount as shall be set by the special referee, subject to review by the superior court upon objection by any Party within ten (10) days of receipt of the order. The prevailing Party in the proceeding shall be entitled to recover, in addition to any other fees or costs allowed by this Agreement, its contribution for the reasonable costs of the special referee as an item of recoverable costs. If either Party refuses to pay its share of the costs of the proceeding at the time required, the other Party may do so in which event that Party will be entitled to recover (or offset) the amount advanced, with interest at the maximum rate permitted by Applicable Law, even if that Party is not the prevailing Party. The prevailing Party in such proceeding shall also be entitled to recover its reasonable attorneys’ and experts’ fees and expenses, including expert witness fees. The special referee shall include such costs in the judgment or award.

10.2.8 Governing Law. The internal laws of the State of California (without reference to the rules regarding conflict or choice of laws of the State of California) shall govern this Agreement.

10.2.9 Other Remedies. The provisions of this Article 10 shall not limit the right of any Party to exercise self-help remedies or to obtain provisional, ancillary or equitable remedies (including temporary restraining orders or preliminary or permanent injunctions) from a court of competent jurisdiction before, after, or during the pendency of any judicial reference proceeding. The exercise of such remedy shall not waive the right of any Party to resort to a judicial reference proceeding.

10.2.10 Joinder. The Parties expressly agree that any judicial reference proceeding hereunder may be joined or consolidated with any judicial reference proceeding involving any Person (i) necessary or appropriate to resolve the Claim or (ii) substantially involved in or affected by such Claim.

ARTICLE 11

Representations and Warranties

11.1 Representations and Warranties of Manager. Manager hereby makes the following representations and warranties for the benefit of HPS as of the Effective Date, and acknowledges that HPS is relying upon such representations and warranties in entering into this Agreement:

11.1.1 Power and Authority. Manager has all power and authority necessary or appropriate to execute and deliver this Agreement and in so doing will not violate any Applicable Law or any of its governing documents.

11.1.2 Binding Agreement. This Agreement is binding on Manager and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, by general equitable principles and by any implied covenant of good faith and fair dealing.

11.1.3 Consents. No consents of any other Person are required with respect to Manager’s execution and delivery of this Agreement that have not been obtained.

11.1.4 Representation by Counsel. Manager has been fully informed with respect to, and represented by counsel of its choice in connection with, the rights and remedies of and waivers by Manager contained in this Agreement and after such advice from and consultation with such counsel as Manager has determined to be necessary or appropriate and sufficient with respect thereto, Manager, with full knowledge of its rights and remedies otherwise available at law or in equity, has elected to waive and relinquish those rights and remedies waived and relinquished in this Agreement to the extent specified in this Agreement, and to rely solely on the remedies provided for in this Agreement.

11.1.5 Authorization. Manager is duly organized, validly existing, and in good standing under the law of its state of organization and has full power and authority, and is duly licensed where required by Applicable Law, to execute this Agreement and to perform its obligations hereunder, and all actions necessary for the due authorization, execution, delivery and performance of this Agreement by Manager have been duly taken.

11.1.6 Compliance with Other Instruments. Manager’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which Manager or any of its Affiliates is a party or by which it is bound; provided, however, that with respect to any agreement or arrangement to which The Shipyard Communities, LLC or any of its subsidiaries is a party, this representation and warranty shall be to the best of Manager’s knowledge.

11.1.7 Governmental Compliance.

11.1.7.1 Manager maintains a place of business that is located at a fixed address (other than an electronic address or post office box).

11.1.7.2 Manager is subject to the laws of the United States of America and is in full compliance with all Applicable Laws relating to bribery, corruption, fraud, money laundering, the Foreign Corrupt Practices Act and the Patriot Act.

11.1.7.3 (i) No individual who owns, controls, or has the power to vote more than five percent of the direct or indirect interests in Manager, or otherwise Controls or has the power to Control Manager appears on any Government Lists, (ii) none of Manager’s officers, directors or managers appears on any Government Lists, and (iii) Manager does not transact business on behalf of, or for the direct or indirect benefit of, any Person named on any Government Lists. For purposes of this representation and warranty, the term “Government Lists” means the two lists maintained by the United States Department of Commerce (Denied Persons and Entities); the list maintained by the United States Department of Treasury (Specially Designated National and Blocked Persons); the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties); and any other lists of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control, the U.S. Department of the Treasury, or by any other governmental agency.

11.1.7.4 No Affiliate of Manager is named on any Government Lists.

11.2 Representations and Warranties of HPS. HPS hereby makes the following representations and warranties for the benefit of Manager as of the Effective Date, and acknowledges that Manager is relying upon such representations and warranties in entering into this Agreement:

11.2.1 Power and Authority. HPS has all power and authority necessary to execute and deliver this Agreement and in so doing will not violate any Applicable Law or any of its governing documents.

11.2.2 Binding Agreement. This Agreement is binding on HPS and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, by general equitable principles and by any implied covenant of good faith and fair dealing.

11.2.3 Consents. No consents of any other Person are required with respect to HPS’ execution and delivery of this Agreement that have not been obtained.

11.2.4 Representation by Counsel. HPS has been fully informed with respect to, and represented by counsel of its choice in connection with, the rights and remedies of and waivers by HPS contained in this Agreement and after such advice from and consultation with such counsel as HPS has determined to be necessary and sufficient with respect thereto, HPS, with full knowledge of its rights and remedies otherwise available at law or in equity, has elected to waive and relinquish those rights and remedies waived and relinquished in this Agreement to the extent specified in this Agreement, and to rely solely on the remedies provided for in this Agreement.

11.2.5 Authorization. HPS is duly organized, validly existing, and in good standing under the law of its state of organization and has full power and authority, and is duly licensed where required by Applicable Law, to execute this Agreement and to perform its obligations hereunder, and all actions necessary for the due authorization, execution, delivery and performance of this Agreement by HPS have been duly taken.

11.2.6 Compliance with Other Instruments. HPS’ authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which HPS is a party or by which it is bound.

11.2.7 Governmental Compliance.

11.2.7.1 HPS maintains a place of business that is located at a fixed address (other than an electronic address or post office box).

11.2.7.2 HPS is subject to the laws of the United States of America and is in full compliance with all Applicable Laws relating to bribery, corruption, fraud, money laundering, the Foreign Corrupt Practices Act and the Patriot Act.

11.2.7.3 (i) No individual who owns, controls, or has the power to vote more than five percent of the direct or indirect interests in HPS, or otherwise Controls or has the power to Control HPS appears on any Government Lists, (ii) none of HPS’ officers, directors or managers appears on any Government Lists, and (iii) HPS does not transact business on behalf of, or for the direct or indirect benefit of, any Person named on any Government Lists.

11.2.7.4 No Affiliate of HPS is named on any Government Lists.

ARTICLE 12

Miscellaneous

12.1 Relationship of Parties. By virtue of this Agreement, Manager and HPS shall not be construed to be joint venturers or partners of each other, and neither shall have the power to bind or obligate the other Party, except as set forth in this Agreement. Manager understands and agrees that the relationship to HPS is that of independent contractor, and that it will not represent to anyone that its relationship to HPS is other than that of independent contractor. Nothing herein shall deprive or otherwise affect the right of either Party to own, invest in, manage, develop or operate property, or to conduct business activities that are competitive with the business of the Master Project.

12.2 Interpretation. Wherever in this Agreement the context requires, references to the masculine shall be deemed to include the feminine and the neuter and vice-versa, and references to the singular shall be deemed to include the plural and vice versa. Unless otherwise specified, whenever in this Agreement, including its Exhibits, reference is made to any Recital, Article, Section, Exhibit, Schedule or defined term, the reference shall be deemed to refer to the Recital, Article, Section, Exhibit, Schedule or defined term of this Agreement. Any reference in this Agreement to a Recital, an Article or a Section includes all subsections and subparagraphs of that Recital, Article or Section. Section and other headings and the names of defined terms in this Agreement are for the purpose of convenience of reference only and are not intended to, nor shall they, modify or be used to interpret the provisions of this Agreement. Any reference in this Agreement to any plans, budgets, proposals or similar matters means the then most recent version thereof that has been approved in accordance with its terms or the terms of the governing agreement, including where applicable, this Agreement. Except as otherwise explicitly provided herein, the use in this Agreement of the words “including”, “such as” or words of similar import when accompanying any general term, statement or matter shall not be construed to limit such term, statement or matter to such specific terms, statements or matters. In the event of a conflict between the Recitals and the remaining provisions of this Agreement, the remaining provisions shall prevail. Wherever in this Agreement Manager is obligated to take an action or make a judgment in the performance of its Services hereunder, it shall be obligated only to do so consistent with the Performance Standard. Reference to an agreement (including this Agreement and all other contracts or agreements referenced herein) or any other document means that agreement or document as it may be amended, modified, supplemented or restated (including all extensions) from time to time in accordance with its terms (including on or prior to the Effective Date). Any reference to a law (including Applicable Laws) shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder; and any reference to any particular Code or Regulation section will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. References to a Person are also references to its predecessors, successors and permitted assigns. Words such as “herein,” “hereinafter,” “hereof,” “hereby” and “hereunder” and the words of like import refer to this Agreement, unless the context requires otherwise. The term “dollars” and the symbol “$” each means United States Dollars. Unless the context otherwise specifically provides, the term “or” shall not be exclusive and means “or, and, or both”.

12.3 Resolution of Contractual Uncertainties. Both Manager and HPS, with the assistance of their respective counsel, have actively negotiated the terms and provisions of this Agreement. Therefore, Manager and HPS waive the effect of California Civil Code Section 1654 which interprets uncertainties in a contract against the Party who drafted the contract.

12.4 Entire Agreement. This Agreement contains all of the representations and warranties and the entire agreement between the Parties with respect to the subject matter of this Agreement, and any prior correspondence, memoranda, agreements, confidentiality agreements, letters of intent, warranties or representations between the Parties relating to such subject matter are superseded in total by this Agreement. Prior drafts of this Agreement and changes from those drafts to the executed version of this Agreement shall not be introduced as evidence in any litigation or other dispute resolution proceeding by the Parties or any other Person, and no court or other body shall consider such documents in interpreting this Agreement.

12.5 Amendment; Third Party Beneficiaries. This Agreement shall not be amended or modified except in writing signed by HPS and Manager. Except as expressly set forth in this Agreement, nothing in this Agreement is intended to confer any rights or remedies upon any Person, other than the Parties and their respective permitted successors and assigns.

12.6 Successors and Assigns. All terms, conditions and agreements herein set forth shall inure to the benefit of, and be binding upon the Parties, and any and all of their respective permitted successors and assigns.

12.7 Approvals. All consents and approvals of a Party hereunder shall be effective only if given in writing by such Party. Consents and approvals by any Party to or of any act or request by any other Party shall not be deemed to waive or render unnecessary consents and approvals to or of any similar or subsequent acts or requests for which such Party’s consent or approval is required, except to the extent specifically set forth in such consent or approval. A Party is entitled to assume the due execution and delivery of, and rely upon, any Approval given hereunder by a Party, and the authority of the Person executing and delivering such Approval on behalf of such Party (including through tiered Entities), where the Person executing and delivering such Approval on behalf of such Party (including through tiered Entities) presents himself or herself as an officer of such Party (or of such tiered Entity) and such receiving Party could not reasonably be expected to have reason to doubt such due execution, delivery and authority or is an HPS Representative or Manager Representative, whichever is applicable.

12.8 Waiver. No Party shall be deemed to have waived any provision of this Agreement unless it does so in writing, and no “course of conduct” shall be considered to be such a waiver, absent such a writing. No waiver by a Party of a breach of any of the terms, covenants or conditions of this Agreement shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by a Party hereunder shall be implied from any omission by the other to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect the default other than as specified in such waiver. Any waiver hereunder may be granted, withheld, delayed or conditioned in the sole and absolute discretion of the applicable Party.

12.9 Severability. In the event that any portion of this Agreement shall be decreed invalid by the judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue unwaived material hardship upon HPS or Manager or constitute a material unwaived deviation from the general intent and purpose of the Parties as reflected in this Agreement.

12.10 Time. Time is of the essence with respect to each provision of this Agreement in which time is a factor. References to time shall be to the local time in the City of San Francisco on the applicable day. References in this Agreement to days shall be to calendar days, unless otherwise specified, provided that if the last day of any period to give notice, reply to a notice, meet a deadline or to undertake any other action occurs on a day that is not a Business Day, then the last day for giving the notice, replying to the notice, meeting the deadline or undertake the action shall be the next succeeding Business Day, or if such requirement is to give notice before a certain date, then the last day shall be the preceding Business Day. Where a date for performance is referred to as a calendar month without reference to a specific day in such month, or a year without reference to a specific month in such year, then such date shall be deemed to be the last Business Day in such month or year, as applicable.

12.11 Further Acts. HPS and Manager shall execute such other documents and perform such other acts as may be reasonably necessary or appropriate and/or helpful to carry out the purposes of this Agreement.

12.12 Authority. Each Party represents to the other Party that the individual executing this Agreement on behalf of such Party holds the office and/or position in the applicable Entity reflected on the signature block for such individual, and has full right and power and has been duly and legally authorized to act on behalf of such Entity in executing and entering into this Agreement on behalf of such Party.

12.13 Effectiveness of Agreement. This Agreement is being entered into by the Parties pursuant to the Separation and Distribution Agreement.

12.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become effective when the Parties have duly executed and delivered signature pages of this Agreement to each other. Delivery of this Agreement may be effectuated by hand delivery, mail, overnight courier or electronic communication (including by PDF sent by electronic mail, facsimile or similar means of electronic communication). Any signatures (including electronic signatures) delivered by electronic communication shall have the same legal effect as physically delivered original signatures.

12.15 Confidentiality. Each Party expressly acknowledges and agrees that the terms of this Agreement and the materials created by the Parties in connection herewith constitute confidential information, and, in any event, each Party hereby agrees not to disclose such terms and materials to any Person except: (a) to the extent required by applicable disclosure, securities, partnership or other laws or other governmental, court or quasi-governmental disclosure requirements (including requirements of any stock exchange or self-regulating organization), as determined in the reasonable judgment of such Party following consultation with its legal counsel; (b) as such Party reasonably determines is reasonably required in order to perform its obligations under this Agreement, including in order to obtain any consents or approvals to the transactions contemplated hereby; (c) for disclosures that may be necessary to one or more professional advisers, owners, lenders, and/or employees of such Party; (d) for disclosures required in connection with the preparation and filing of any tax return or regulatory filing of such Party; or (e) with the approval of the other Party.

12.16 Survival. Any right or obligation arising out of or accruing in connection with the terms of this Agreement attributable to events or circumstances occurring in whole or in any part prior to termination of this Agreement, and any provision of this Agreement that by the express provisions of this Agreement is intended to survive termination of this Agreement, shall survive the termination or expiration of this Agreement.

12.17 Costs and Expenses. Except as may be expressly provided otherwise in this Agreement, each Party shall be responsible for its own costs and expenses in connection with the negotiation and performance of this Agreement.

12.18 Notices. Whenever any notice or any other communication is required or permitted to be given under any provision of this Agreement (as, for example, where a Party is permitted or required to “notify” the other Party), such notice or other communication shall, except as otherwise set forth in the Payment Processing Deadlines and Protocols or the HPS Submittals Protocols, be in writing, signed by or on behalf of the Party giving the notice or other communication, and shall be deemed to have been given on the earliest to occur of (a) the date of the actual delivery, (b) if mailed, three (3) Business Days after the date mailed by certified or registered mail, return receipt requested, with postage prepaid, (c) if sent with a reputable air or ground courier service, fees prepaid, the date on which such courier represents such notice will be available for delivery, or (d) if by facsimile, on the day of sending such facsimile if sent before 5:00 p.m. California time on a Business Day (and, otherwise, on the next Business Day), in each case to the respective address(es) of the Party to whom such notice is to be given as set forth below, or at such other address of which such Party shall have given notice to the other Party as provided in this Section 12.18. Any such notice or other communication sent by facsimile must also be confirmed within two (2) Business Days by delivering such notice or other communication by one of the other means of delivery set forth in this Section 12.18, unless the receiving Party actually responds to such notice or other communication (provided, that an automated read receipt or similar automated response shall not constitute response for purposes of the foregoing). Legal counsel for any Party may give notice on behalf of such Party. The Parties intend that the requirements of this Section 12.18 cannot be waived or varied by course of conduct. Any reference herein to the date of receipt, delivery, or giving, or effective date, as the case may be, of any notice or communication shall refer to the date such communication is deemed to have been given under the terms of this Section 12.18. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given under this Section 12.18 shall be deemed to constitute receipt of notice or other communication sent.

If to HPS:

HPS DEVELOPMENT CO., LP
c/o Lennar Corporation
25 Enterprise Drive, Suite 400
Aliso Viejo, California 92656
Attention: Jon Jaffe
Joan Mayer

with copies to:

HPS DEVELOPMENT CO., LP
c/o Lennar Corporation
700 NW 107th Avenue
Miami, Florida 33172
Attention: Mark Sustana, General Counsel

And

Bilzin Sumberg Baena Price & Axelrod LLP
1450 Brickell Avenue, Suite 2300
Miami, Florida 33131
Attn: Steven D. Lear, Esq.
Facsimile: 305.351.2232

And

HPSCP Opportunities, L.P.
c/o Castlelake
4600 Wells Fargo Center 90
South Seventh Street
Minneapolis, Minnesota 55402
Attention: General Counsel
Facsimile: 612.851.3001

If to Manager:

The Newhall Land and Farming Company, LLC
One Sansome Street, Suite 3200
San Francisco, California 94104
Attention: Kofi Bonner
Facsimile: 415.995.1778

with a copy to:

The Newhall Land and Farming Company, LLC
25 Enterprise, Suite 300
Aliso Viejo, California 92656
Attention: Legal Notices

and a copy to:

Paul Hastings LLP
55 Second Street, 24th Floor
San Francisco, California 94105
Attention: David A. Hamsher
Facsimile: 415.856.7123

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, HPS and Manager have caused this Agreement to be executed as of the Effective Date.

HPS:	HPS DEVELOPMENT CO., LP, a Delaware limited partnership

	By:	CP/HPS Development Co. GP, LLC, a Delaware limited liability company, its General Partner

		By:	CPHP Development, LLC, a Delaware limited liability company, its Sole Member

			By:	UST Lennar HW Scala SF Joint Venture, a Delaware general partnership, its Managing Member

				By:	Lennar Southland I, Inc., a California corporation, its Managing General Partner

					By:	/s/ Jonathan Jaffe
					Name:	Jonathan Jaffe
					Title:	Vice President

MANAGER:	THE NEWHALL LAND AND FARMING COMPANY, LLC, a Delaware limited liability company

By:
	Name:	Don Kimball
	Title:	Executive Vice President & Secretary

[Development Management Agreement — HPS1]

IN WITNESS WHEREOF, HPS and Manager have caused this Agreement to be executed as of the Effective Date.

HPS:	HPS DEVELOPMENT CO., LP, a Delaware limited partnership

	By:	CP/HPS Development Co. GP, LLC, a Delaware limited liability company, its General Partner

		By:	CPHP Development, LLC, a Delaware limited liability company, its Sole Member

			By:	UST Lennar HW Scala SF Joint Venture, a Delaware general partnership, its Managing Member

				By:	Lennar Southland I, Inc., a California corporation, its Managing General Partner

By:
					Name:	Jonathan Jaffe
					Title:	Vice President

MANAGER:	THE NEWHALL LAND AND FARMING COMPANY, LLC, a Delaware limited liability company

	By:	/s/ Donald Kimball

	Name:	Donald Kimball

	Title:	Executive Vice President & Secretary

[Development Management Agreement — HP Sl]

EXHIBIT A

Intentionally Blank

1

EXHIBIT B

Schedule of Performance

[attached]

1

ID	Task Name				2016				2017
		Duration	Start	Finish	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Qtr 4
1	BLOCK 48 HILLSIDE INFRASTRUCTURE	303 days	Wed 6/8/16	Thu 8/17/17
2	Submittals	35 days	Wed 6/8/16	Wed 7/27/16
3	Prepare Administrative Submittals	5 days	Wed 6/8/16	Tue 6/14/16
4	Review Administrative Submittals	21 days	Wed 6/15/16	Tue 7/5/16
5	Prepare Wet Utility Packages	5 days	Wed 6/15/16	Tue 6/21/16
6	Review Wet Utility Packages	21 days	Wed 6/22/16	Tue 7/12/16
7	Prepare JT Utility Package/Poles	10 days	Wed 6/22/16	Wed 7/6/16
8	Review JT Utility Package/Poles	21 days	Thu 7/7/16	Wed 7/27/16
9	Material Procurement	90 days	Wed 7/13/16	Wed 11/16/16
10	RW Pipe	7 days	Wed 7/13/16	Tue 7/19/16
11	LPW Pipe	30 days	Wed 7/13/16	Thu 8/11/16
12	CS Pipe & Laterals	7 days	Wed 7/13/16	Tue 7/19/16
13	LPW Fittings, Valves & Laterals	7 days	Wed 7/13/16	Tue 7/19/16
14	RW Fittings, Valves & Laterals	7 days	Wed 7/13/16	Tue 7/19/16
15	CS Manholes	7 days	Wed 7/13/16	Tue 7/19/16
16	Utility Vaults	7 days	Thu 7/28/16	Wed 8/3/16
17	Light Poles	112 days	Thu 7/28/16	Wed 11/16/16
18	Construction	271 days	Mon 7/25/16	Thu 8/17/17
19	Preconstruction Survey	1 day	Mon 7/25/16	Mon 7/25/16
20	CAS	1 day	Tue 7/26/16	Tue 7/26/16
21	Construction Entrances	2 days	Tue 7/26/16	Wed 7/27/16
22	Misting System	2 days	Thu 7/28/16	Fri 7/29/16
23	Site Survey	1 day	Thu 7/28/16	Thu 7/28/16
24	Demo / Clear & Grub	5 days	Mon 8/1/16	Fri 8/5/16
25	Balance Site	5 days	Mon 8/8/16	Fri 8/12/16
26	Milestone 1 Limits	53 days	Mon 8/15/16	Thu 10/27/16
27	CS - R&R Main, MH & Laterals	15 days	Mon 8/15/16	Fri 9/2/16
28	CS - Stage & Fuse HDPE	10 days	Mon 8/15/16	Fri 8/26/16
29	RW - Intall 8” Main & Laterals	5 days	Tue 9/6/16	Mon 9/12/16
30	LPW - Install 12” Main & Laterals	5 days	Tue 9/13/16	Mon 9/19/16
31	LPW - CDD Connections (La Salle & Griffith)	5 days	Tue 10/11/16	Mon 10/17/16
32	LPW - Remove € MSI Limits	2 days	Tue 10/18/16	Wed 10/19/16
33	JT Vaults & Mainline	15 days	Tue 9/13/16	Mon 10/3/16

Project: HPS Hillside Infrastructure - C Date: Wed 6/29/16	Task	Inactive Task	Manual Summary
	Split	Inactive Milestone	Start-only
	Milestone	Inactive Milestone	Finish-only
	Summary	Inactive Summary	External Tasks
	Project Summary	Manual Task	External Milestone
	External Tasks	Duration-only	Progress

	External Milestone	Manual Summary Rollup	Deadline

July 2,
Subject to revision in accordance with Agreement

					2016				2017
ID	Task Name	Duration	Start	Finish	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Qtr 4
34	Install Gas	5 days	Tue 10/4/16	Mon 10/10/16
35	Irrigation Mainline	5 days	Tue 10/4/16	Mon 10/10/16
36	Streetlight Foundations	3 days	Tue 10/11/16	Thu 10/13/16
37	C&G & Roadway Grading	2 days	Fri 10/14/16	Mon 10/17/16
38	FP C&G	4 days	Tue 10/18/16	Fri 10/21/16
39	PCC Road Base	4 days	Mon 10/24/16	Thu 10/27/16
40	Milestone 2 Limits	94 days	Tue 9/20/16	Thu 2/2/17
41	LPW - Oakdale	5 days	Tue 9/20/16	Mon 9/26/16
42	CS - Oakdale	10 days	Tue 9/27/16	Mon 10/10/16
43	RW - Oakdale	5 days	Tue 10/11/16	Mon 10/17/16
44	LPW - Navy	5 days	Tue 10/25/16	Mon 10/31/16
45	CS - R&R Navy	10 days	Tue 11/1/16	Mon 11/14/16
46	RW - Navy	5 days	Tue 11/15/16	Mon 11/21/16
47	JT Vaults & Mainline	18 days	Tue 11/22/16	Mon 12/19/16
48	Install Gas	5 days	Tue 12/20/16	Tue 12/27/16
49	Irrigation Mainline	8 days	Tue 12/20/16	Fri 12/30/16
50	C&G & Roadway Grading	3 days	Tue 1/3/17	Thu 1/5/17
51	FP C&G	10 days	Fri 1/6/17	Thu 1/19/17
52	Streetlight Foundations	4 days	Wed 1/18/17	Mon 1/23/17
53	PCC Road Base	10 days	Fri 1/20/17	Thu 2/2/17
54	Milestone 3 Limits	145 days	Tue 9/6/16	Mon 4/3/17
55	CS - Oakdale	15 days	Tue 9/6/16	Mon 9/26/16
56	LPW - Oakdale	10 days	Tue 9/27/16	Mon 10/10/16
57	CS - R&R Navy	15 days	Tue 10/11/16	Mon 10/31/16
58	RW - Oakdale	5 days	Tue 10/18/16	Mon 10/24/16
59	LPW - Navy	10 days	Tue 11/1/16	Mon 11/14/16
60	LPW - CDD Connection (Navy & Griffith)	5 days	Tue 11/15/16	Mon 11/21/16
61	RW - Navy	5 days	Tue 11/22/16	Wed 11/30/16
62	JT Vaults & Mainline	28 days	Wed 12/28/16	Mon 2/6/17
63	Install Gas	10 days	Tue 2/7/17	Tue 2/21/17
64	Irrigation Mainline	12 days	Fri 1/20/17	Mon 2/6/17
65	C&G & Roadway Grading	4 days	Wed 2/22/17	Mon 2/27/17
66	FP C&G	15 days	Tue 2/28/17	Mon 3/20/17

Project: HPS Hillside Infrastructure - C Date: Wed 6/29/16	Task	Inactive Task	Manual Summary
	Split	Inactive Milestone	Start-only
	Milestone	Inactive Milestone	Finish-only
	Summary	Inactive Summary	External Tasks
	Project Summary	Manual Task	External Milestone
	External Tasks	Duration-only	Progress

	External Milestone	Manual Summary Rollup	Deadline

July 2, 2016

Subject to revision in accordance with Agreement

					2016				2017
ID	Task Name	Duration	Start	Finish	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Qtr 4
67	Streetlight Foundations	5 days	Thu 3/16/17	Wed 3/22/17
68	PCC Road Base	10 days	Tue 3/21/17	Mon 4/3/17
69	Offsite Improvements - Griffith St	13 days	Fri 2/3/17	Wed 2/22/17
70	R&R Curb Ramps	5 days	Fri 2/3/17	Thu 2/9/17
71	PCC Road Base	8 days	Fri 2/10/17	Wed 2/22/17
72	Final Improvements	96 days	Tue 4/4/17	Thu 8/17/17
73	Sand-Set Unit Pavers	10 days	Fri 6/9/17	Thu 6/22/17
74	Pull Wire & Install Streetlights & Pull Stations	10 days	Fri 6/16/17	Thu 6/29/17
75	Irrigation	10 days	Fri 6/16/17	Thu 6/29/17
76	Landscape Planting	15 days	Wed 6/21/17	Wed 7/12/17
77	Site Furnishings	5 days	Thu 7/13/17	Wed 7/19/17
78	ACWS	2 days	Fri 6/30/17	Mon 7/3/17
79	MSI SW Grading & Utility Adjustments	28 days	Tue 4/4/17	Thu 5/11/17
80	MSI FP SW, Int Curbs & Curb Ramps	39 days	Fri 4/14/17	Thu 6/8/17
81	Inclement Weather	21 days	Thu 7/20/17	Thu 8/17/17

Project: HPS Hillside Infrastructure - C Date: Wed 6/29/16	Task	Inactive Task	Manual Summary
	Split	Inactive Milestone	Start-only
	Milestone	Inactive Milestone	Finish-only
	Summary	Inactive Summary	External Tasks
	Project Summary	Manual Task	External Milestone
	External Tasks	Duration-only	Progress
	External Milestone	Manual Summary Rollup	Deadline

July 2 2016 Subject to revision in accordance with Agreement

EXHIBIT C

Included Services

1. developing, coordinating, supervising and managing the development plan, budget and Schedule of Performance for the pre-development, development and construction of the Managed Improvements, including proposing supplements and modifications to the revised Schedule of Performance;

2. arranging for, obtaining, reviewing and evaluating all known surveys, tests, inspections, engineering and architectural drawings and all other documents and analyses of the Property and in the vicinity thereof that may be necessary or appropriate in connection with the development of the Managed Improvements and undertaking the Managed Design;

3. coordinating, supervising, managing and assisting HPS in connection with the subdivision of the Property in accordance with the Project Requirements;

4. coordinating, supervising and managing (i) the preparation of drawings, specifications and Design Documents for the Managed Improvements, including to respond to comments and requirements of Governmental Entities and to comply with the Project Requirements and (ii) any required modifications to such drawings, specifications and Design Documents to obtain schematic design and design development approvals, in Manager’s reasonable discretion, subject to the Approval of HPS;

5. coordinating, supervising and managing (i) the preparation of the Design Documents for the Managed Design, including to respond to comments and requirements of Governmental Entities and to comply with the Project Requirements and (ii) any required modifications to such drawings, specifications and Design Documents to obtain schematic design and design development approvals, subject to the Approval of HPS;

6. assisting HPS in the negotiation of and approval recommendations of all necessary or appropriate contracts and subcontracts for the planning, designing, budgeting, obtaining Entitlements, permitting, bidding, contracting, developing and constructing the Managed Improvements and designing the Managed Design on behalf of HPS in accordance with the Project Requirements, including the following:

(a) assisting HPS in engaging and retaining on HPS’ behalf such Independent Contractors as are necessary or appropriate to Develop the Managed Improvements or perform the Services;

(b) preparing, negotiating and approving contracts with Architects/Engineers, Contractors and Project Consultants;

7. negotiating and approving all necessary contracts and subcontracts for the planning, designing and budgeting for the preparation of the Design Documents for the Managed Design on behalf of HPS in accordance with the requirements of the Master DDA including the following:

(a) assisting HPS in engaging and retaining on HPS’ behalf such Architects/Engineers and Project Consultants as are necessary or appropriate to design the Managed Design;

1

(b) preparing, negotiating and approving contracts with Architects/Engineers and Project Consultants; and

(c) preparing, assisting HPS in negotiating, evaluating and making Approval recommendations of all Project Contracts with any Architects/Engineers or Project Consultants, and all materials prepared by any Architects/Engineers or Project Consultants and submitted to HPS or to Manager with respect to the Managed Design;

8. acting as HPS’ owner’s representative for all purposes under contracts with Independent Contractors in accordance with the requirements of the Master DDA, including:

(a) reviewing, inspecting, coordinating, managing, evaluating and supervising construction of all phases of each of the Managed Improvements by Independent Contractors, and assisting HPS in the engagement of qualified Project Consultants to inspect, test and evaluate the Managed Improvements, including monitoring compliance of such construction with Applicable Laws, the applicable construction documents, including any construction schedules, and the contractual requirements of such Independent Contractors;

(b) assisting HPS in engaging and retaining on HPS’ behalf such Independent Contractors as are necessary or appropriate to Develop the Managed Improvements;

(c) filing or causing to be filed all required documents necessary or appropriate to obtain the Governmental Approval of all Entitlements by all applicable Governmental Entities; securing and maintaining or causing to be secured and maintained (with the cooperation of HPS), all Entitlements; otherwise taking all steps necessary or appropriate to coordinate and cause the Property to comply with applicable local Governmental Entity building codes, environmental, traffic flow, zoning and land use and other Applicable Laws relating to the Entitlements; and taking all actions required under the Master DDA or necessary or appropriate to comply with the obligations with respect to the Managed Improvements under the Master DDA;

(d) preparing, assisting HPS in negotiating, evaluating and making Approval recommendations of all Project Contracts with, and all materials prepared by any Independent Contractor and submitted to HPS or to Manager with respect to the Managed Improvements;

(e) arranging for any environmental assessments and any soils and structural review or historic evaluation in connection with the Managed Improvements as recommended by Independent Contractors and as Approved by HPS;

(f) collecting from each Independent Contractor in connection with the Managed Improvements and, where applicable, the Managed Design and delivering, when appropriate, to HPS the originals (when possible) of all permits, licenses, guaranties, warranties, bills of sale and any other contracts, agreements, or commitments obtained or received by any Independent Contractor, and all operating instructions, manuals, field record information, samples, shop-drawings, as-builts and product data required to be provided by any such Contractor, for the account or benefit of HPS;

2

(g) conducting and supervising all dealings with any Governmental Entities having jurisdiction over the Managed Design or Managed Improvements; and

(h) assisting HPS in negotiating and preparing Project Contracts for necessary and appropriate security for the Property and the Managed Improvements;

(i) if Manager determines that a third-party provider of labor, material or services to the Managed Improvements or Managed Design is not properly performing the services such third party is required to perform, recommending and taking such remedial action as Manager deems necessary or appropriate to remedy such circumstance;

(j) providing administration and coordination of the submittal of Claims with respect to the Project Contracts and submittal and resolution of insurance Claims;

(k) preparing and reviewing requests for and evaluating change orders requested by HPS or Independent Contractors on the Managed Improvements or the Managed Design;

(l) reviewing and making Approval recommendations for applications for payments and making recommendations to HPS for payment or nonpayment for all Independent Contractors, vendors, architects, engineers and other Persons engaged in the development of the Managed Improvements or the Managed Design and notifying HPS of any material variances in conjunction with the Approval recommendations;

(m) obtaining appropriate conditional and unconditional statutory lien and claim waivers, prior to recommending any payment in accordance with Section 3.3 of this Agreement to the applicable Person;

(n) preparing, reviewing and recommending for payment all regular monthly construction draws of funds payable to Architects/Engineers, Contractors, Project Consultants and other Independent Contractors in respect of the Managed Improvements or the Managed Design in accordance with the requirements of the contracts and agreements therefor and the requirements of the lender, if any;

(o) evaluating and assisting HPS in determining substantial and final completion of the Managed Improvements, preparing punch lists and monitoring of work thereunder, and obtaining temporary and final certificates of occupancy;

(p) negotiating and making Approval recommendations of field changes, change orders, amendments and other modifications to any contracts with all Independent Contractors, including all Architects/Engineers, Contractors and Project Consultants; and

(q) negotiating or supervising the negotiation with all applicable utility companies, whether public or private, for the utility service to be provided to any of the Managed Improvements and for the installation of all utility equipment in connection therewith;

3

9. preparing, discussing and negotiating with Governmental Entities, and submitting applications to municipal, other governmental, quasi-governmental and private authorities for discretionary and ministerial land use and design Governmental Approvals, consents, with respect to the Managed Improvements and/or Managed Design, subject to the Approval of HPS;

10. endeavoring to maintain a cooperative attitude among Architects/Engineers, Contractors, Project Consultants, subcontractors, suppliers and any other third-party providers of labor, materials and services;

11. obtaining, keeping, organizing and managing Design Documents, agreements, permits and other documentation relating to the Managed Improvements or the Managed Design on behalf of HPS, and making such information available to HPS as needed;

12. notifying HPS promptly following Manager obtaining knowledge of any event or circumstance that Manager expects to have a material adverse effect on the development of the Managed Improvements or liability of HPS (or any of its Affiliates) in connection therewith, including any material breach by any Independent Contractor or other Person performing any component of the development of the Managed Improvements or Managed Design on behalf of HPS, any construction of the Managed Improvements that does not conform with the Project Requirements in all material respects, any material casualty with respect to the Managed Improvements, any pending or threatened in writing litigation or an injury that typically gives rise to an incident report for a Claim, or an OSHA report, with respect to the development of the Managed Improvements, Managed Design, or the Services, and any known release, spill, or discovery of Hazardous Materials in, on, under or about the Managed Improvements;

13. reviewing the materials and labor being furnished to and on construction of the Managed Improvements, including requiring consultants, architects and contractors, as necessary or appropriate, to verify that such materials and labor are being furnished in accordance with the agreements governing the development of the Managed Improvements;

14. reviewing insurance compliance with requirements of Independent Contractors contracts to verify required insurance is carried, including renewals;

15. providing information necessary or appropriate for HPS to obtain any completion or other bonds required pursuant to the Master DDA or Approvals with respect to the Managed Improvements;

16. providing assistance with respect to the negotiation of agreements with Community Builders (as defined in the Master DDA) for Community Builder Agreements (for the avoidance of doubt, subject to the exclusion with respect to land sales on Exhibit D);

17. assisting HPS on request with matters related to the use of the Community Facilities Parcels (as defined in the Master DDA);

18. assisting HPS on request with matters related to the Interim Lease (as defined in the Master DDA), including administrating of the artist leasing program and park maintenance program;

4

19. assisting HPS on request with matters related to the “Community Facilities District” for the Master Project;

20. assisting HPS on request with matters related to the shuttle service for the Master Project;

21. assisting HPS on request with matters related to security of the Managed Improvements;

22. negotiating with PG&E and the Navy to relocate the power facilities used by PG&E in the Property (including in the portion of the Property commonly known as Block 1);

23. as required by any applicable loan documents, (i) consulting with and keeping reasonably informed HPS so that it can keep the lenders reasonably informed under any loans to HPS or encumbering the Property (or any portion thereof) as to the status of the Managed Improvements and/or Managed Design or HPS, as applicable; (ii) consulting with any construction consultant selected by any such lenders; and (iii) providing HPS all information with respect to the Managed Improvements and the Managed Design in Manager’s or its Affiliate’s possession or control reasonably requested and required to be provided or certified by HPS or its Affiliate to meet the requirements of any such loan documents or lender requirements; provided, however, that the foregoing shall not require Manager to undertake regular reporting obligations under such loan documents and the format for such information shall be provided by HPS;

24. assisting HPS in responding to requests for information related to the Managed Improvements or the Property from lenders to, investors in or prospective purchasers of the Property, including in connection with funding requests, loan approvals, sales of portions of the Property to Vertical Developers and equity investments;

25. providing HPS with copies of all material submittals to, and all material correspondence to and from, the applicable Governmental Entities with respect to the processing of the Entitlements, or providing written notice to HPS that a copy of the material submittals is available for review in the office of Manager or delivering a copy of such material submittals to the office of HPS;

26. providing HPS with reasonable prior notice of and an opportunity to attend all public hearings with any Governmental Entities with respect to the processing of the Entitlements;

27. notifying HPS promptly upon becoming aware of any material construction or design defect in the Managed Improvements or material non-conformance with the construction documents for the Managed Improvements;

28. assisting HPS in community relations and community benefits with respect to the Managed Improvements, including outreach to the community and other efforts to maintain continuity of relationships for the benefit of community and Master Project stakeholders;

5

29. assisting HPS in entering into, amending and complying with any project labor agreement (or similar agreement) applicable to the Managed Improvements, including, subject to HPS Approval, developing negotiation strategies and negotiating the terms of any such project labor agreement (or similar agreement) or amendment thereto;

30. assisting HPS in obtaining the reduction and release of any bonds, guarantees, letters of credit or other security given by HPS to any Governmental Entity in connection with the construction of the Managed Improvements;

31. on request of HPS, providing reasonable assistance to HPS, but not taking the lead role or directing (which shall be performed in all events by HPS or its Affiliate), in connection with any mediation, litigation or other formal dispute resolution to which HPS is a party with respect to Claims related to the Managed Improvements, including providing reasonably requested information and documentation and using commercially reasonable efforts to obtain testimony from Manager’s or its Employer Affiliates’ employees that assisted in the performance of the Services hereunder, providing information to and otherwise assisting in preparing expert witnesses and reviewing factual descriptions in filings (collectively, “Litigation Support Services”); and

32. Assisting HPS with the sale of land in the Master Project to Vertical Developers that are not Affiliates of HPS (but without limiting item 5 set forth on Exhibit D).

6

EXHIBIT D

Excluded Services

1.	Without limiting Section 2.5.4 of this Agreement, preparing any business plan required under HPS’ partnership agreement or for any direct or indirect owner of HPS;

2.	Performing any insurance review, analysis, reporting, or other insurance/risk management services, including claims reporting, except as expressly required in this Agreement;

3.	Performing any legal services, including any review or analysis of any legal rights or obligations of HPS or applicable counterparties under agreements to which HPS is a party and providing any advice on potential legal remedies that may be available or imposed on or by HPS (other than providing factual information in the possession or control of Manager as requested by HPS or providing or reviewing the information, documentation and testimony described in Section 31 of Exhibit C);

4.	Undertaking any customer care for purchasers in the Master Project or undertaking any marketing services with the respect to the Master Project;

5.	Unless and until Manager has obtained a real estate broker’s license, undertaking any services that would require a real estate broker’s license under applicable law; provided, however, that to the extent the performance of the Services would require a real estate broker’s license under applicable law, Manager shall utilize efforts consistent with the Performance Standard to obtain such licensure on or prior to the date that such Services are to be performed;

6.	Performing any activities for which a law license or license with the State Bar of California is required;

7.	Taking the lead role or directing on behalf of HPS in any mediation, litigation or other formal dispute resolution with respect to Claims related to the Managed Improvements; and

8.	Services described in Section 2.11, other than Litigation Support Services, after the one-year period following Completion of the Managed Improvements, unless otherwise agreed to by the Parties.

1

EXHIBIT E

HPS and Manager Representatives

HPS Representatives

•	Jonathan Jaffe

•	Sandy Goldberg

Manager Representatives

•	Kofi Bonner

•	Ivy Greaner

1

EXHIBIT F

Initial Budget

[ attached ]

1

HPS PH 1 - TSC CONSTRUCTION MANAGER BUDGET

Hunters Point Phase 1 - Costs

Phase/Cost Code	Budgeted Items	Adjusted Budget	Spent through 5/31/2016	June 2016 Remaining Budget
51546 - HPS Dev Co, LP
5154670 - Backbone Infrastructure 1300.2006 Pre - Engineering
1300.2008 Land Planning/Design	Hillside Architectural Planning (Mithun)	199,912
1300.2065 Other Consultants		76,221	199,912	- 68,928
1300.2103 Civil Engineering	Surveying (KCA)	8,000	7,293 -	8,000
1300.2199 Misc-Land Planning	Cellular and Solar Consultants	102,585	24,840 -	77,745
1300.2257 Title	Title Reports and Research	25,974	62,548 -	25,974
1300.2263 Subdivision Mapping	Mapping, Surveying, and Monuments (CBG)	97,847	2,322,830	35,299
1300.2449 Map Check Fee	Hawk	20,000	1,031	20,000
1300.2523 Generc City & Agency Fee	OCII, DPH, and City Fees	4,000,000	118,866	1,677,170 -
1300.2605 Imp. Plans/Final Map		1,031	942,326
1300.2735 Misc. Special Cond.	Temp Cellular Tower Installation/Community Art Allocation	475,000	3,599,076	356,134 (1)
1300.2851 Generic Water	Hilltop Vertical Block Rework Transfer of Cost	942,325
1300.3351 Generic Utilities	Fiber Telecom (Convergens, Race, AlfaTech)	4,500,000	3,870,603	900,924 -
1300.6020 Loan Fees/Finance		3,870,603

5154670 Subtotal		14,319,498	11,149,325	3,170,173

5154671 - Ph1 Hilltop Infra
1300.2065 Other Consultants	Misc Consultants	50,000	11,748	38,252
1300.2090 Blueprinting	Reproduction	18,000	9,047	8,953
1300.2103 Civil Engineering	Includes Hillside Design and Construction Observatio	950,568	527,442	423,126
1300.2131 Soils Engineer	Engeo Soils Testing & Observation	246,000	169,085	76,915
1300.2161 Landscape Architect	Landscape Design, Construction Observation, Street	840,743	638,123	202,620
1300.2165 Pocket Parks	CMG Pocket Parks Design	217,869	217,869	—
1300.2199 Misc-Land Planning	Construction Management	685,000	366,424	318,576
1300.2217 Environmental Consultant	Dust Monitoring, Article 31, SWPPP Inspections and	2,136,937	1,568,015	568,922
1300.2263 Subdivision Mapping	CBG Costs from 2015	36,500	18,063	18,437
1300.2281 General Legal	Paul Hastings for Agreements and Licenses, Gordon	1,550,000	1,241,294	308,706
1300.2333 Misc. Fees	Misc Permits	13,840	8,185	5,655
1300.2340 Environmental Fees	Regulatory Agency Fees (BAAQMD, DPH, RWQCB)	207,000	101,316 -	105,684
1300.2605 Improvement Plans/Final Map		80,000	—	80,000
1300.2651 Generic Excav. & Grading	Clear and Grub	21,960	378,975	21,960
1300.2658 Demolition	Demo	100,000	3,772	100,000
1300.2735 Misc. Special Cond.	Dust control, general conditions, water usage	480,000	1,800	101,025
1300.2749 Erosion Control	Stormwater BMPs, Site Maintenance	40,000	398,287	36,228 -
1300.2751 Generic Sanitary Sewer	Sanitary and Combined Sewer System	1,800	24,359	904,713
1300.2851 Generic Water	Dometic, Recycled, and Fire Water Systems	1,303,000	557,761	8,278
1300.3001 Generic Storm Drains	Storm Drainage System	32,637	452,738	841,865
1300.3279 Generic Asphalt Paving	Roadways	1,399,626	1,392,457	221,002
1300.3351 Generic Utilities	Joint trench, gas, and streetlights	673,740	7,545,167	(200,000)[1]
1300.3354 Public Utility Costs	PUC conductors, transformers, and other hardware	1,192,457	(90,721)
1300.3552 Generic Landscaping	Streetscape, Reg Pks, Pkt Pks, Offsite Imp and Interi	12,540,800	(3,321,993)	4,995,633
1300.3701 Generic Reimbursement		(387,891)
1300.3740 CFD Reimbursement		(3,366,993)		(297,170)
1300.3800 Contingency		315,000	3,000
1300.4820 Architectural Fees		3,000		(45,000)

5154671 Subtotal		21,381,593	12,222,213	9,159,380

5154675 - Ph1 Hillside Infra
1300.2008 Land Planning/Design
1300.2065 Other Consultants	Misc Consultants	60,000		60,000
1300.2090 Blueprinting	Reproduction	18,000		18,000
1300.2103 Civil Engineering	Hillside Design and Construction Observation	849,300	514,055	335,245
1300.2131 Soils Engineer	Engeo Soils Testing & Observation	324,000		324,000
1300.2161 Landscape Architect	Landscape Design, Construction Observation, Streetscape, Stormwater Control Plans	314,250	180,235	134,015
1300.2165 Pocket Parks	Pocket Parks Design	130,000		130,000
1300.2199 Misc-Land Planning	Construction Management	520,000		520,000
1300.2217 Environmental Consultant	Dust Monitoring, Article 31, SWPPP Inspections and	1,350,100		1,350,100
1300.2263 Subdivision Mapping	Hillside Final Map	20,000		20,000
1300.2281 General Legal	Paul Hastings for Agreements and Licenses, Gordon	240,000		240,000
1300.2333 Misc. Fees	Misc. Permits	30,000	10,000	20,000
1300.2340 Environmental Fees	Regulatory Agency Fees (BAAQMD, DPH, RWQCB)	12,000		12,000
1300.2651 Generic Excav. & Grading	Clear and Grub	21,960		21,960
1300.2658 Demolition	Demo	295,390		295,390
1300.2735 Misc. Special Cond.	Dust control, general conditions, water usage	727,008		727,008
1300.2749 Erosion Control	Stormwater BMPs, Site Maintenance	65,000		65,000
1300.2751 Generic Sanitary Sewer	Sanitary and Combined Sewer System	1,297,600		1,297,600
1300.2851 Generic Water	Dometic, Recycled, and Fire Water Systems	2,508,181		2,508,181
1300.3001 Generic Storm Drains	Storm Drainage System	—		—
1300.3279 Generic Asphalt Paving	Roadways	1,772,271		1,772,271
1300.3351 Generic Utilities	Joint trench, gas, and streetlights	1,443,398	5,000	1,438,398
1300.3354 Public Utility Costs	PUC conductors, transformers, and other hardware	800,000		800,000
1300.3515 Retaining Walls	As needed	123,990		123,990
1300.3552 Generic Landscaping	Streetscape, Reg Pks, Pkt Pks, Offsite Imp and Interi	6,564,902		6,564,902
1300.3800 Contingency		827,343		827,343
1300.403401 Boundary Survey		91,000		91,000
1300.4820 Architectural Fees				—

5154675 Subtotal		20,405,693	709,290	19,696,403

[1] Pending two checks being voided and reissued which decreases balance by $417K.	TOTAL BUDGET	56,106,784	24,080,828	32,025,956

	RECONCILE TO CASH FLOW:

	BUDGET 6/1/16 FORWARD - PRIOR	30,722,018
	UNDERSPENT FEB - MAY 2016	1,303,938

	REVISED CASH FLOW AMOUNT AVAILABLE	32,025,956

July 2, 2016 Subject to revision in accordance with Agreement

Current as of July 2, 2016

HPS PH 1 - TSC CONSTRUCTION MANAGER BUDGET

EXCLUSIONS/BUDGET LIMITATIONS - PHASE 1 BUDGET

1	BLOCK 1

a)	Infrastructure revisions: If design of building does not conform to installed infrastructure, additional costs to revise infrastructure could be incurred.

b)	Grading and fill: Budget assumes buyer of Block 1 will be responsible for grading and fill on this lot.

c)	PG&E line and easement: PG&E still has an overhead line through this block and also has an easement on a portion of the lot. Plan is to switch provider to SFPUC, but PUC takes time and while they could perform switchover prior to buyer of Block 1 starting construction, if it became a sticking point to closing that easement be removed prior to closing, there would be cost to have PG&E come in and underground their line.

2	Block 52 infrastructure revisions associated with new design.

3	Kennedy Place infrastructure revisions.

4	Hudson Alley infrastructure revisions.

5	Block 55W slope beautification or maintenance.

6	Welcome Home Center re-landscaping.

7	Parks Maintenance - Money in budget to maintain existing parks until 2/17. If not turned over to City by that time, the assumption is that CPHP can apply to City to be reimbursed for maintenance through City O&M CFD.

8	Slope Restoration/Grading between Block 57 and Coleman/Galvez - There is no budget for regrading this slope to eliminate paths graded during mass grading contract that were removed in permitted park plans (not a requirement).

9	Fencing at rear of Hillside - There is budget included to remove barbed wire and replace with wood fencing, with a $100K budget for planting.

10	Temp Park at OCII lot at entry to Hillside - There is a budget of approx $200K for temporary park installation and maintenance

11	Potential McGwire & Hester Change Orders related to inefficiencies with Block 53/54 not included - recommend back charge to JERO or charge to vertical. CPHP may wish to increase contingency in budget for planning purposes if continued inefficiencies will be encountered between vertical and horizontal budget.

12	Assumes current CAL-OSHA standard for in-ground work is NOT challenged due to serpentenite conditions.

13	Recent potable water ordinance is not considered within this scope.

14	Project administration costs such as construction management, environmental consultant, geotech, etc. assume overlapping of Hilltop and Hillside schedule.

July 2, 2016 Subject to revision in accordance with Agreement

Current as of July 2, 2016

CP Blocks 6, 8 and 9
	SD Completion		DD Completion		Total
	Date	SD Budget	Date	DD Budget
CP 6	4/25/2017	$1,045,663	12/14/2017	$813,646	$1,859,309
CP 8	4/25/2017	$1,045,663	12/14/2017	$813,646	$1,859,309
CP 9	4/17/2017	$684,892	11/10/2017	$1,106,657	$1,791,548

* Assumes total 330 units. Does not include fee/schedule impact for increased unit count.

* Assumes OCII meets standard DRDAP review periods and approvals.

July 2, 2016 Subject to revision in accordance with Agreement

EXHIBIT G

Payment Processing Deadlines and Protocols

[attached]

1

Workflow - HPS Development Co (also known as Phase 1 Horizontal) Processes: CONTRACTS

Responsible Party
Step	Event	Manager	HPSDC (Lennar)

1	Unless the contract has been drafted by outside counsel, Horizontal Project Manager provides contractor or consultant proposal to Land Development Associate to draft Document Request (current or future version). Must first be checked against approved Budget and Schedule of Performance. If contract has been drafted by outside counsel, draft contract routed to Land Development Associate	Horizontal Project Manager	N/A

2	Document Request or contract drafted by outside counsel is forwarded to VP of Construction or Director of Land Development for review and approval.	Assistant Project Manager for Horizontal Team	N/A

3	VP of Construction or Land Development Associate routes Document Requests and contracts drafted by outside counsel approved by Director of Land Development to VP of Construction for review and approval (future contract docusign process)	VP of Construction or Director of Land Development on Horizontal Team	N/A

4	Approved Document Requests and contracts drafted by outside counsel are routed to HPSDC Project Manager for preliminary review and approval.	Horizontal Project Manager	N/A

5	HPSDC Project Manager routes document request or drafted contract to Lennar Executive Team for signature (future contract docusign process).	N/A	HPSDC Project Manager

6	Lennar Executive Team distributes Document Request or contract for HPSDC approval.	N/A	Division President

7	Approval is obtained, Document Request is routed to San Ramon Contract Team for contract generation in JDE. If contract drafted by outside counsel, approved contract is returned to FivePoint Contracts Dept.	N/A	Lennar

Temp 8	When Document Request approval is obtained, Document Request is routed to San Francisco FivePoint Contract team for contract generation in JDE.	N/A	San Ramon Contract Manager

Temp 9	Contract is entered into JDE, billing sheets are distributed to vendor for use in billing against the contract.	FivePoint - Contracts Dept.	N/A

Workflow - HPS Development Co (also known as Phase 1 Horizontal) Processes: INVOICES

Responsible Party
Step	Event	Manager	HPSDC (Lennar)

1	Invoice is received by FivePoint via mail or e-mail.	FivePoint SF Accounts Payable	N/A

2	Invoice is distributed for FivePoint Project Manager Review; with a later goal for distribution via Docusign.	FivePoint SF Accounts Payable	N/A

3	FivePoint Horizontal Project Manager will review and approve; forward for Approval to Director of Land Development.	Horizontal Project Manager	N/A

4	FivePoint Director of Land Development will review and approve invoice after approval by FivePoint Project Manager - Approved invoice forwarded back to FivePoint Accounting.	VP of Construction or Director of Land Development on Horizontal Team	N/A

5	Accounting receives approved invoice for forwarding to San Ramon Division for processing.	FivePoint SF Accounts Payable	N/A

6	San Ramon Division to receive invoice and circulate for HPSDC Approval.	N/A	Lennar

7	Once invoice is approved at designated HPSDC level - San Ramon accounting will submit invoice to regional operating center (ROC) for processing.	N/A	Lennar

8	Invoices are forwarded to ROC each Wed for entry into JD Edwards Accounting System.	N/A	Lennar

9	ROC forwards Cash Requirements, PGER and PAR to Division each Tues for all open invoices.	N/A	Lennar

10	Division reviews Cash Requirements, PGER and PAR reports to approve weekly check run; forwards reviewed reports back to ROCN/A		Lennar

11	ROC forwards Cash Requirements, PGER and PAR reports to Miami check processing each Tues for all approved for payment invoices.	N/A	Lennar

12	Miami processes check run; returns checks and payment register to San Ramon Division.	N/A	Lennar - Miami Check processing

13	San Ramon division receives checks; checks are reviewed against payment register and mailed out to vendors.	N/A	Lennar

14	Later item for Docusign process set up - FivePoint to review invoice workflow report every month for follow up on Docusign workflow assignments not completed.	FivePoint SF Accounts Payable	N/A

Workflow - HPS Development Co (also known as Phase 1 Horizontal) Processes: INSURANCE

Responsible Party
Event*	Manager	HPSDC (Lennar)

Insurance Procurement: FivePoint Risk Management Consultant analyzes insurance needs, negotiates insurance requirements, and procures insurance for FivePoint activities. For activities that involve both FivePoint and HPSDC, the FivePoint Risk Management Consultant may analyze and negotiate insurance that impacts HPSDC.	FivePoint RVP (Risk Management Consultant)	Lennar

Insurance review for RFP: Prior to a Project Manager issuing an RFP, FivePoint Risk Management Consultant reviews proposed activity and recommends the appropriate level of insurance for the vendor.	FivePoint RVP (Risk Management Consultant)	Lennar

Contract insurance review: Prior to issuing a contract, FivePoint Risk Management Consultant reviews contracted activity and recommends the appropriate level of insurance for the vendor.	FivePoint RVP (Risk Management Consultant)	Lennar

FivePoint Risk Management Consultant analyzes Certificates of Insurance rejected by EBIX and provides recommendation on response.	FivePoint RVP (Risk Management Consultant)	Lennar

*	These events are currently being addressed by the FivePoint Risk Management Consultant but are excluded activities under Exhibit D of the DMA.

Current as of July 2, 2016.

Subject to revision in accordance with the Agreement.

Workflow - HPS Development Co (also known as Phase 1 Horizontal) Processes: BUDGET APPROVAL AND BUDGET ADJUSTMENT

Responsible Party
Step	Event	Manager	HPSDC (Lennar)

1	FivePoint VP of Construction prepares Budget and Schedule of Performance and submits to HPSDC for Approval (Expenditures for soft and hard cost change orders require signature but not approval if cost was budgeted for in the Budget and Schedule of Performance)	VP of Construction (with Project Manager Support)	N/A

2	HPSDC Reviews and Approves Budget and Schedule of Performance.	N/A	Lennar

3	FivePoint Horizontal Project Manager incorporates soft cost schedule of values and or pay applications and provides requesting entity appropriate paperwork documenting changes.	Horizontal Project Manager	N/A

4	HPSDC Provides for funding of additional amount requested and approved.	N/A	Lennar

note	Additions to Budget and Schedule of Performance require approval by HPSDC (Approval must include cost plan to why or what caused the impact and include a Schedule of Delays).	N/A	N/A

Workflow - HPS Development Co (also known as Phase 1 Horizontal) Processes: DESIGN PACKAGE PROCESSING

Responsible Party
Step	Event	Manager	HPSDC (Lennar)

1	Design Package generated.	Horizontal Project Manager	N/A

2	Horizontal Project Manager prepares design package for Director of Land Development.	Horizontal Project Manager	N/A

3	Director of Land Development reviews design package for HPSDC approval and transmits to HPSDC contact.	VP of Construction or Director of Land Development on Horizontal Team	Lennar

4	HPSDC reviews and approves design package or suggests changes.	N/A	Lennar

5	If changes are needed, HPSDC will provide feedback and FivePoint Horizontal Project Manager will incorporate changes and return for review.	Horizontal Project Manager	Lennar

6	Package circulated internally for approval.	N/A	Lennar

7	Approval Letter issued for stated milestone package approval.	N/A	Lennar

8	FivePoint Horizontal Project Manager confirms receipt.	Horizontal Project Manager	N/A

9	Horizontal Design Team repeats process for next milestone.	FivePoint - Horizontal Design Team	N/A

Workflow - HPS Development Co (also known as Phase 1 Horizontal) Processes: DESIGN APPROVAL

		Responsible Party
Step	Event	Manager	HPSDC (Lennar)

1	Consultant Team Approval.	VP of Construction or Director of Land Development on Horizontal Team	Division President

2	Design Concept Approval.	VP of Construction or Director of Land Development on Horizontal Team	Division President

3	Consultant Team Approval.	VP of Construction or Director of Land Development on Horizontal Team	Division President	Approval Milestones

4	30% Plans Approval.	VP of Construction or Director of Land Development on Horizontal Team	Division President	50%	100%	Concept Design Approval

5	65% Plans Approval.	VP of Construction or Director of Land Development on Horizontal Team	Division President	50%	100%	Schematic Design Approval

6	100% Plans Approval.	VP of Construction or Director of Land Development on Horizontal Team	Division President	50%	100%	Design Development Approval

7	Construction Administration.	VP of Construction or Director of Land Development on Horizontal Team	Division President	50%	100%	Construction Document Approval

Current as of July 2, 2016

Subject to revision in accordance with the Agreement.

.

Workflow - Various Vertical “Block” (also known as Phase 1 Vertical) Processes: CONTRACTS

Responsible Party
Step	Event	Manager	HPSDC (Lennar)

1	If not drafted by outside counsel, Document Request (current or future version) is used to generate contract for SD (Schematic Design) and DD (Design Document) related items only. Must first be checked against approved Budget and Schedule of Performance.	Vertical Project Manager	N/A

2	Document Request or contract drafted by outside counsel is forwarded to Director of Development for review and approval.	Vertical Project Manager	N/A

3	Executive Assistant for Construction routes Document Requests and contracts drafted by outside counsel approved by Director of Development to VP of Construction for review and approval (future contract docusign process).	Executive Assistant for Construction	N/A

4	Executive Assistant for Construction routes document request or drafted contract to San Ramon for signature (future contract docusign process).	Executive Assistant for Construction	N/A

5	San Ramon distributes Document Request or contract for HPSDC approval.	N/A	Division President

6	Approval is obtained, Document Request is routed to San Ramon Contract Team for contract generation in JDE. If contract drafted by outside counsel, approved contract is returned to FivePoint Contracts Dept.	N/A	San Ramon Contract Manager

Temp 7	When Document Request approval is obtained, Document Request is routed to San Francisco FivePoint Contract team for contract generation in JDE.	N/A	Division President

Temp 8	Contract is entered into JDE, billing sheets are distributed to vendor for use in billing against the contract.	FivePoint - Contracts Dept.	N/A

Workflow - Various Vertical “Block” (also known as Phase 1 Vertical) Processes: INVOICES

Responsible Party
Step	Event	Manager	HPSDC (Lennar)

1	Invoice is received by FivePoint via mail or e-mail.	FivePoint SF Accounts Payable	N/A

2	Invoice is collected by FivePoint Accounts Payable team for distribution to one of 2 places: (future process - loaded into a Docusign workflow/distributed for FivePoint Project Manager Review; SD and DD only, and all until equivalent PM is in place for the San Ramon division… requires 100% approval from FivePoint if invoice is for work performed prior to 5/01/2016).	FivePoint SF Accounts Payable	N/A

2a	Option 1: Any invoice for work performed prior to 5/1/2016 or SD- and DD-related - Routes to FivePoint PM for approval.	FivePoint SF Accounts Payable	N/A

2b	Option 2: Any vertical construction invoice dated 5/1/2016 or later and other than SD or DD - Route to San Ramon for approval.	FivePoint SF Accounts Payable	N/A

3	FivePoint Project Manager will review and approve for 2a items noted above - Approval to Director of Development.	Vertical Project Manager	N/A

Current as of July 2, 2016.

Subject to revision in accordance with the Agreement.

4	FivePoint Director of Development will review and approve invoice as necessary after approval by FivePoint Project Manager. Approved invoice forwarded back to FivePoint Accounting.	Director of Development	N/A

5	Accounting receives approved invoice for forwarding to San Ramon Division for processing.	FivePoint - Accounts Payable Team	N/A

6	San Ramon Division to receive invoice and circulate for HPSDC Approval.	N/A	San Ramon Accounting Team

7	Once invoice is approved at designated HPSDC level - San Ramon accounting will submit invoice to regional operating center (ROC) for processing.	N/A	San Ramon Accounting Team

8	Invoices are forwarded to ROC each Wed for entry into JD Edwards Accounting System.	N/A	Lennar

9	ROC forwards Cash Requirements, PGER and PAR to Division each Tues for all open invoices.	N/A	Lennar - ROC

10	Division reviews Cash Requirements, PGER and PAR reports to approve weekly check run; forwards reviewed reports back to ROC.	N/A	Lennar

11	ROC forwards Cash Requirements, PGER and PAR reports to Miami check processing each Tues for all approved for payment invoices.	N/A	Lennar

12	Miami processes check run; returns checks and payment register to San Ramon Division.	N/A	Lennar - Miami Check processing

13	San Ramon division receives checks; checks are reviewed against payment register and mailed out to vendors.	N/A	Lennar

14	Later item for Docusign process set up - FivePoint to review invoice workflow report every month for follow up on Docusign workflow assignments not completed.	FivePoint SF Accounts Payable	N/A

Workflow - Various Vertical “Block” (also known as Phase 1 Vertical) Processes: INSURANCE

Responsible Party
Event*	Manager	HPSDC (Lennar)

Consultant analyzes insurance needs, negotiates insurance requirements, and procures insurance for FivePoint activities. For activities that involve both FivePoint and HPSDC, the FivePoint Risk Management Consultant may analyze and negotiate insurance that impacts HPSDC.	FivePoint RVP (Risk Management Consultant)	Lennar

Insurance review for RFP: Prior to a Project Manager issuing an RFP, FivePoint Risk Management Consultant reviews proposed activity and recommends the appropriate level of insurance for the vendor.	FivePoint RVP (Risk Management Consultant)	Lennar

Contract insurance review: Prior to issuing a contract, FivePoint Risk Management Consultant reviews contracted activity and recommends the appropriate level of insurance for the vendor.	FivePoint RVP (Risk Management Consultant)	Lennar

FivePoint Risk Management Consultant analyzes Certificates of Insurance rejected by EBIX and provides recommendation on response.	FivePoint RVP (Risk Management Consultant)	Lennar

*	These events are currently being addressed by the FivePoint Risk Management Consultant but are excluded activities under Exhibit D of the DMA.

Current as of July 2, 2016.

Subject to revision in accordance with the Agreement.

Workflow - Various Vertical “Block” (also known as Phase 1 Vertical) Processes: DESIGN APPROVAL

Responsible Party
Step	Event	Manager	HPSDC (Lennar)
1	Consultant Team Approval.	Director of Development	Division President
2	Design Concept Approval.	Director of Development	Division President
3	Consultant Team Approval.	Director of Development	Division President
4	Schematic Design (SD) Approval.	Director of Development	Division President
5	Design Development DD) Approval.	Director of Development	Division President
6	Construction Document (CD) Approval.	N/A	Division President
7	Construction Administration.	N/A	Division President

Current as of July 2, 2016 Subject to revision in accordance with the Agreement.

EXHIBIT H

HPS Submittals Protocols

As of the Effective Date, the Payment Processing Deadlines and Protocols and the HPS Submittals Protocols are attached, collectively, as Exhibit G. The Payment Processing Deadlines and Protocols and the HPS Submittals Protocols are subject to revision from time to time in accordance with the Agreement.

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EXHIBIT I

Form of Manager Guaranty

GUARANTY AGREEMENT

(Hunters Point Shipyard Phase 1)

This GUARANTY AGREEMENT (Hunters Point Shipyard Phase 1) (this “Guaranty”), dated as of July 2, 2016 (the “Effective Date”), is given by FIVE POINT OPERATING COMPANY, LLC, a Delaware limited liability company (the “Guarantor”), in favor of HPS DEVELOPMENT CO., LP, a Delaware limited partnership (“HPS”). Capitalized terms used in this Guaranty and not expressly otherwise defined herein shall have the meanings set forth for those terms in the Agreement (as defined below).

Factual Background

A. Reference is made to that certain Development Management Agreement (Hunters Point Shipyard Phase 1) dated as of even date herewith (as amended from time to time, the “Agreement”), executed by and between The Newhall Land and Farming Company, LLC, a Delaware limited liability company (“Manager”), and HPS, pursuant to which Manager, among other things, agreed to certain payment obligations as more particularly described in the Agreement.

B. Guarantor is an affiliate of Manager and will benefit from the performance of the mutual covenants set forth in the Agreement and accordingly is agreeing to provide this Guaranty.

Guaranty

1. Guaranty and Agreement. Guarantor absolutely, irrevocably, and unconditionally guarantees the full and punctual performance and completion by Manager of, and agrees to perform to the extent Manager does not do so, Manager’s payment obligations under section 7.2 of the Agreement as and when required pursuant to the terms of the Agreement (the “Obligations”). Guarantor shall assume responsibility for and shall fully perform all of the Obligations, at Guarantor’s sole cost and expense, promptly on receiving written notice from HPS that Manager has failed to perform any Obligations. Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any Insolvency Proceeding (as defined below) shall have stayed the accrual or collection of any of the Obligations or acted as a discharge thereof). Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Obligations, whether currently existing or hereafter incurred. Notwithstanding anything to the contrary herein, under no circumstances shall the aggregate liability of Guarantor hereunder or otherwise for the Obligations exceed One Million Five Hundred Thousand Dollars ($1,500,000).

2. HPS’ Remedies. If Guarantor fails to promptly perform its obligations under Section 1 above, HPS shall immediately have the right to bring any action at law or in equity or both, or commence any reference or arbitration proceeding to compel Guarantor to perform its obligations under Section 1 above, and to collect compensation for all loss, cost, damage, injury

1

and expense which may be sustained or incurred by HPS as a direct or indirect consequence of Guarantor’s failure to perform those obligations, including interest at an interest rate of ten percent (10%) per annum. HPS from time to time may bring such an action or commence such a reference or arbitration proceeding, regardless of whether HPS has first required performance by Manager or whether HPS has exhausted any or all security for the Obligations.

3. Rights of HPS. Guarantor authorizes HPS to perform any or all of the following acts at any time in its sole and absolute discretion, all without notice to Guarantor and without affecting Guarantor’s obligations under this Guaranty:

3.1 Subject to any consents needed from Manager pursuant to the terms of the Agreement, HPS may alter any terms or conditions of the Agreement or any part of it;

3.2 HPS may take and hold security for the Obligations, exchange, waive or release any or all such security (with or without consideration) or enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion;

3.3 HPS may release Manager from its liability under the Agreement; and

3.4 HPS may substitute, add or release any one or more guarantors for the Obligations.

Without limiting the foregoing, Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon this Guaranty notwithstanding any extension, renewal, amendment or modification of any Obligation.

4. Guaranty to be Absolute. Guarantor expressly agrees that, until the Obligations are fully paid and performed in accordance with the Agreement and each and every term, covenant, and condition of this Guaranty is fully performed, Guarantor shall not be released by or because of, and the obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination because of:

4.1 Any act or event which might otherwise discharge, reduce, limit, or modify Guarantor’s obligations under this Guaranty;

4.2 Any waiver, extension, modification, forbearance, delay, or other act or omission of HPS, or its failure to proceed promptly or otherwise as against Manager, Guarantor or any security, including any release of, or any impairment of, or failure to perfect any lien on or security interest in, any security held by HPS for the Obligations;

4.3 Any action, omission or circumstance which might increase the likelihood that Guarantor may be called upon to perform under this Guaranty or which might affect the rights or remedies of Guarantor as against Manager;

4.4 Any dealings occurring at any time between Manager, on the one hand, and HPS, on the other, whether relating to the Obligations or otherwise; or

2

4.5 Any action of HPS described in Section 3 above.

Guarantor hereby acknowledges that absent this Section 4, Guarantor might have a defense to the enforcement of this Guaranty as a result of one or more of the foregoing acts, omissions, agreements, waivers, or matters. Guarantor hereby expressly waives and surrenders any defense to any liability under this Guaranty based upon any of such acts, omissions, agreements, waivers, or matters. It is the express intent of Guarantor that Guarantor’s obligations under this Guaranty are and shall be absolute, unconditional, and irrevocable.

5. Guarantor’s Waivers. Guarantor waives:

5.1 All statutes of limitations as a defense to any action or proceeding brought against Guarantor by HPS, to the fullest extent permitted by law;

5.2 Any right it may have to require HPS to proceed against Manager, proceed against or exhaust any security held from Manager, or pursue any other remedy in HPS’ power to pursue;

5.3 Any defense based on any claim that Guarantor’s obligations exceed or are more burdensome than those of Manager;

5.4 Any defense based on: (a) any legal disability of Manager or the invalidity, illegality or unenforceability of the Obligations or any part thereof or any impossibility of performance of the Obligations; (b) any release, discharge, modification, impairment or limitation of the liability of Manager to HPS from any cause, whether consented to by HPS or arising by operation of law or from any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships, including any proceeding under the Bankruptcy Reform Act of 1978, as amended or recodified (the “Bankruptcy Code”), or under any other present or future state or federal law regarding bankruptcy, reorganization or other relief to debtors (any such proceeding referred to as an “Insolvency Proceeding”); or (c) any rejection or disaffirmance of the Obligations, or any part of any of them, or any security held for any of them, in any such Insolvency Proceeding;

5.5 Any defense based on any action taken or omitted by HPS in any Insolvency Proceeding involving Manager, including any election to have HPS’ claim allowed as being secured, partially secured or unsecured, any extension of credit by HPS to Manager in any Insolvency Proceeding, and the taking and holding by HPS of any security for any such extension of credit;

5.6 All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of intention to accelerate, notices of acceleration, notices of default, notices of dishonor, notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind, except for any demand or notice by HPS to Guarantor expressly provided for in Section 1 above;

5.7 Any defense based on or arising out of any defense that Manager may have to the payment or performance of the Obligations or any part of them;

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5.8 Any defense based on any lack of authority of the officers, directors, partners, members, or agents acting or purporting to act on behalf of Manager or any principal of Manager or any defect in the formation of Manager or any principal of Manager; and

5.9 Any defense based on or arising out of any action of HPS described in Section 3 or Section 4 above.

6. Waivers of Subrogation and Other Rights and Defenses.

6.1 Upon a breach or default by Manager under the Agreement, HPS in its sole and absolute discretion, without prior notice to or consent of Guarantor, may elect to: (a) foreclose either judicially or nonjudicially (as allowed by applicable law) against any real or personal property security it may hold for the Obligations; (b) accept a transfer of any such security in lieu of foreclosure; (c) compromise or adjust the Obligations or any part of them or make any other accommodation with Manager or Guarantor; or (d) exercise any other remedy against Manager or any security. No such action by HPS shall release or limit the liability of Guarantor, who shall remain liable under this Guaranty after the action, even if the effect of the action is to deprive Guarantor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from Manager for any sums paid or performance rendered to HPS, whether contractual or arising by operation of law or otherwise. Guarantor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any real or personal property to be held by HPS or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Obligations.

6.2 Regardless of whether Guarantor may have made any payments to HPS, Guarantor hereby waives: (a) all rights of subrogation, indemnification, contribution, and any other rights to collect reimbursement from Manager or any other party for any sums paid or performance rendered to HPS, whether contractual or arising by operation of law (including, without limitation, under any provisions of the Bankruptcy Code, or any successor or similar statutes) or otherwise; (b) all rights to enforce any remedy that HPS may have against Manager; and (c) all rights to participate in any security now or later to be held by HPS for the Obligations. Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification, and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnification, and contribution Guarantor may have against Manager or against any collateral or security, shall be junior and subordinate to any rights HPS may have against Manager, and to all right, title, and interest HPS may have in any such collateral or security. If any amount shall be paid to Guarantor on account of any such subrogation, reimbursement, indemnification, or contribution rights at any time when all Obligations have not been paid or performed in full, such amount shall be held in trust for HPS and shall forthwith be paid over to HPS to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of the Agreement. The covenants and waivers of Guarantor contained in this Section 6.2 shall be effective until the termination of this Guaranty, and are made for the benefit of HPS, Manager, and any other Person against whom Guarantor shall at any time have any rights of subrogation, reimbursement, indemnification, or contribution with respect to Guarantor’s obligations under this Guaranty.

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6.3 Guarantor waives any rights and defenses that are or may become available to Guarantor by reason of any statute governing guaranties or suretyship.

6.4 Guarantor waives any right or defense it may have at law or equity other than satisfaction of the Obligations, which may provide, among other things: that a creditor must file a complaint for deficiency within a specified period of time after a nonjudicial foreclosure sale or judicial foreclosure sale, as applicable; that a fair market value hearing must be held; and that the amount of the deficiency judgment shall be limited to the amount by which the unpaid debt exceeds the fair market value of the security, but not more than the amount by which the unpaid debt exceeds the net proceeds of the sale of the security.

6.5 No provision or waiver in this Guaranty shall be construed as limiting the generality of any other provision or waiver contained in this Guaranty.

6.6 Guarantor agrees that the payment or performance of any act which tolls any statute of limitations applicable to the Obligations shall similarly operate to toll the statute of limitations applicable to Guarantor’s liability hereunder.

7. Revival and Reinstatement. If any payment of any Obligation is rescinded or if HPS is required to pay, return, or restore to Manager or any other Person any amounts previously paid on the Obligations because of any Insolvency Proceeding of Manager, any stop notice, or any other reason, the obligations of Guarantor hereunder shall be reinstated and revived and the rights of HPS hereunder shall continue with regard to such amounts, all as though they had never been paid.

8. Information Regarding Manager. Before signing this Guaranty, Guarantor investigated the financial condition and business operations of Manager and such other matters as Guarantor deemed appropriate to assure itself of the ability of Manager to discharge the Obligations. Guarantor assumes full responsibility for that due diligence, as well as for keeping informed of all matters that may affect the ability of Manager to pay and perform its Obligations. HPS has no duty to disclose to Guarantor any information which HPS may have or receive about the financial condition or business operations of Manager, the condition or uses of the Property, or any other circumstances bearing on the ability of Manager to perform.

9. Intentionally Omitted.

10. Guarantor’s Representations and Warranties. Guarantor makes the following representations and warranties for the benefit of HPS, which shall survive the execution and delivery of this Guaranty:

10.1 All financial statements and other financial information relating to Guarantor furnished or to be furnished to HPS are or shall be, at the time furnished, true and correct in all material respects and do or shall, at the time furnished, present fairly in all material respects the financial condition of Guarantor (including all contingent liabilities);

10.2 All financial statements relating to Guarantor furnished or to be furnished to HPS comply or shall comply, at the time furnished, with all government regulations that apply;

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10.3 All financial statements relating to Guarantor furnished or to be furnished to HPS were or shall be, at the time furnished, prepared in accordance with generally accepted accounting principles, consistently applied unless otherwise noted therein;

10.4 There are no claims, actions, proceedings or investigations pending against Guarantor, which, if adversely resolved, would have a material adverse impact upon Guarantor’s ability to perform its obligations hereunder. To the best of Guarantor’s knowledge, there has been no threat of any such claim, action, proceeding or investigation;

10.5 There has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of Guarantor since the dates of the financial statements most recently furnished to HPS;

10.6 Guarantor has all requisite organizational power and authority to execute, deliver and perform all of its obligations under this Guaranty. The execution, delivery, and performance by Guarantor of this Guaranty have been duly authorized by all necessary limited liability or other organizational action. This Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms. No provision or obligation of Guarantor contained in this Guaranty violates any applicable law, regulation or ordinance, or any order or ruling of any court or Governing Agency. No such provision or obligation conflicts with, or constitutes a breach or default under, any agreement to which Guarantor is a party. No consent, approval or authorization of or notice of or to any Person is required in connection with Guarantor’s execution of, and performance of its obligations under, this Guaranty; and

10.7 Guarantor directly or indirectly holds material interests in Manager.

11. Events of Default. HPS may declare Guarantor to be in default under this Guaranty upon the occurrence of any of the following events (each an “Event of Default”), following written notice to Guarantor and ten (10) days opportunity to cure (provided, however, that there shall be no cure with respect to matters set forth in Sections 11.2, 11.4 and 11.5):

11.1 Guarantor fails to perform any of its obligations under this Guaranty;

11.2 Guarantor purports to revoke this Guaranty or this Guaranty becomes ineffective for any reason;

11.3 Any representation or warranty made or given by Guarantor to HPS proves to be false or misleading in any material respect;

11.4 Guarantor becomes insolvent or the subject of any Insolvency Proceeding; provided, however, that an involuntary Insolvency Proceeding shall not be considered an Event of Default hereunder if it is either (a) consented to in writing by HPS, or (b) has been dismissed within ninety (90) days of the filing thereof; or

11.5 Guarantor dissolves or liquidates.

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12. Additional and Independent Obligations. Guarantor’s obligations under this Guaranty are in addition to its obligations under any other existing or future guaranties, each of which shall remain in full force and effect until it is expressly modified or released in a writing signed by HPS. Guarantor’s obligations under this Guaranty are independent of those of Manager with respect to the Obligations. HPS may bring a separate action, or commence a separate reference or arbitration proceeding against Guarantor without first proceeding against Manager, any other Person or any security that HPS may hold, and without pursuing any other remedy.

13. No Waiver; Consents; Cumulative Remedies. Each waiver by HPS shall be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from HPS’ delay in exercising or failure to exercise any right or remedy against Manager, Guarantor or any security. Consent by HPS to any act or omission by Manager or Guarantor shall not be construed as a consent to any other or subsequent act or omission, or as a waiver of the requirement for HPS’ consent to be obtained in any future or other instance. All remedies of HPS against Manager and Guarantor are cumulative.

14. Survival. This Guaranty shall remain in full force and effect and shall survive the exercise of any remedy by HPS under the Agreement.

15. Successors and Assigns. The terms of this Guaranty shall bind and benefit the successors and assigns of HPS and Guarantor; provided, however, that Guarantor may not assign this Guaranty, or assign or delegate any of its rights or obligations under this Guaranty, without the prior written consent of HPS in each instance.

16. Notices. All notices given under this Guaranty shall be in writing and be given by personal delivery, overnight receipted courier (such as Federal Express), or by registered or certified United States mail, postage prepaid, at the following addresses:

If to Guarantor:	Five Point Operating Company LLC
25 Enterprise Drive
Aliso Viejo, California 92656

with a copy to:
Five Point Operating Co., LLC
25 Enterprise, Suite 300
Aliso Viejo, California 92656
Attention: Legal Notices

and a copy to:
Paul Hastings LLP
55 Second Street, 24th Floor
San Francisco, California 94105
Attention: David A. Hamsher
Facsimile: 415.856.7123

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If to HPS:
HPS Development Co., LP
c/o Lennar Corporation
25 Enterprise Drive, Suite 400
Aliso Viejo, California 92656
Attention: Jon Jaffe
Joan Mayer

with a copy to:
HPS Development Co., LP
c/o Lennar Corporation
700 NW 107th Avenue
Miami, Florida 33172
Attention: Mark Sustana, General Counsel

and a copy to:
Bilzin Sumberg Baena Price & Axelrod LLP
1450 Brickell Avenue, Suite 2300
Miami, Florida 33131
Attn: Steven D. Lear, Esq.
Facsimile: 305.351.2232

and a copy to:
HPSCP Opportunities, L.P.
c/o Castlelake
4600 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: General Counsel
Facsimile: 612.851.3001

Notices shall be effective upon the first to occur of receipt, when proper delivery is refused, or the expiration of forty-eight (48) hours after deposit in registered or certified United States mail as described above. Addresses for notice may be changed by any party by notice to any other party in accordance with this Section. If Guarantor consists of more than one party, service of any notice on any one Guarantor signing this Guaranty shall be effective service on Guarantor for all purposes.

17. Rules of Construction. In this Guaranty, the word “Manager” includes both Manager and any other Person who at any time assumes or otherwise becomes primarily liable for all or any part of the Obligations of Manager under the Agreement. If this Guaranty is executed by more than one person, the word “Guarantor” includes all such persons. The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.” When the context and construction so require, all words used in the singular shall be deemed to have been used in the plural and vice versa. No listing of specific instances, items or

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matters in any way limits the scope or generality of any language of this Guaranty. All headings appearing in this Guaranty are for convenience only and shall be disregarded in construing this Guaranty.

18. Governing Law; Submission to Jurisdiction.

18.1 This Guaranty and the rights and obligations of the parties hereunder, and any claim, controversy or dispute arising under or related to this Guaranty, shall be governed by, and construed in accordance with, the laws of the State of California.

18.2 Each party hereto consents to the non-exclusive jurisdiction of the federal and state courts within the County of San Francisco in the State of California with regard to any action or proceeding arising out of or relating to this Guaranty.

19. Costs and Expenses. If any lawsuit, reference, or arbitration is commenced which arises out of, or which relates to this Guaranty, the prevailing party shall be entitled to recover from each other party such sums as the court, referee, or arbitrator may adjudge to be reasonable attorneys’ fees (including allocated costs for services of in-house counsel) in the action or proceeding, in addition to costs and expenses otherwise allowed by law. In all other situations, including any Insolvency Proceeding, Guarantor agrees to pay all of HPS’ costs and expenses, including attorneys’ fees (including allocated costs for services of HPS’ in-house counsel), that may be incurred in any effort to collect or enforce the Obligations or any part of the Obligations or any term of this Guaranty. From the time(s) incurred until paid in full to HPS, all sums shall bear interest at an interest rate of ten percent (10%) per annum.

20. Consideration. Guarantor acknowledges that it expects to benefit from HPS’ performance of its obligations under the Agreement because of its relationship to Manager, and that it is executing this Guaranty in consideration of that anticipated benefit.

21. Enforceability. Guarantor acknowledges that Guarantor has had adequate opportunity to carefully read this Guaranty and to seek and receive legal advice from skilled legal counsel of Guarantor’s choice in the area of financial transactions of the type contemplated herein prior to signing it. Guarantor hereby acknowledges that: (a) the obligations undertaken by Guarantor in this Guaranty are complex in nature; (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter; and (c) as part of HPS’ consideration for entering into the Agreement, HPS has specifically bargained for the waiver and relinquishment by Guarantor of all such defenses. Given all of the above, Guarantor does hereby represent and confirm to HPS that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand: (i) the nature of such possible defenses; (ii) the circumstances under which such defenses may arise; (iii) the benefits which such defenses might confer upon Guarantor; and (iv) the legal consequences to Guarantor of waiving such defenses. Guarantor acknowledges that Guarantor makes this Guaranty with the intent that this Guaranty and all of the informed waivers herein shall each and all be fully enforceable by HPS, and that HPS was induced to enter into the Agreement in material reliance upon the presumed full enforceability hereof.

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22. Miscellaneous. This Guaranty may be executed in counterparts, and all counterparts shall constitute but one and the same document. The illegality or unenforceability of one or more provisions of this Guaranty shall not affect any other provision. Time is of the essence in the performance of this Guaranty by Guarantor.

23. Integration; Modifications. This Guaranty (a) integrates all the terms and conditions mentioned in or incidental to this Guaranty, (b) supersedes all oral negotiations and prior writings with respect to its subject matter, and (c) is intended by Guarantor and HPS as the final expression of the agreement with respect to the terms and conditions set forth in this Guaranty and as the complete and exclusive statement of the terms agreed to by Guarantor and HPS. This Guaranty may not be modified except in a writing signed by both HPS and Guarantor. No course of prior dealing, usage of trade, parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof.

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the Effective Date.

GUARANTOR:

FIVE POINT OPERATING COMPANY, LLC,
a Delaware limited liability company

By:
Name:
Title:

Agreed and Accepted:

HPS DEVELOPMENT CO., LP, a Delaware limited partnership

By:	CP/HPS Development Co. GP, LLC, a Delaware limited liability company, its General Partner

	By:	CPHP Development, LLC, a Delaware limited liability company, its Sole Member

		By:	UST Lennar HW Scala SF Joint Venture, a Delaware general partnership, its Managing Member

			By:	Lennar Southland I, Inc., a California corporation, its Managing General Partner

By:
				Name:	Jonathan Jaffe
				Title:	Vice President

[HPS1 DMA – Guaranty Agreement]